Exhibit 10.13

L E A S E

BETWEEN:

CROMBIE DEVELOPMENTS LIMITED

(the “Landlord”)

AND

DS DISTRIBUTION CANADA LIMITED

(the “Tenant”)

CENTRE:         BARRINGTON TOWER, 1894 BARRINGTON ST., HALIFAX, NS

LEASE OF OFFICE SPACE

INDEX

1.01	Summary of Terms	8.03	Insurable Interest / Indemnity
1.02	Definitions	8.04	Waiver of Subrogation
2.01	Grant	8.05	Form of Policy

2.02	Covenants of Landlord & Tenant	9.01	Damage and Abatement
3.01	Acceptance of Premises	9.02	Destruction and Surrender
4.01	Minimum Rent	9.03	Limitation of Tenant’s Ability to Recover
4.02	Additional Rent	10.01	Remedies of the Landlord on Default by Tenant
4.03	Operating Costs		and Provisions for Entry
4.04	Operating Costs – Further Defined	10.02	Non-Waiver of Default
4.05	Payment - Operating Costs	11.01	Sale, Conveyance and Assignment
4.06	Services by the Landlord	11.02	Effect of Sales, Conveyance or Assignment
4.07	Prepaid Deposit	11.03	Subordination
4.08	Net Lease	11.04	Attornment
4.09	Interest on Arrears	11.05	Execution of Instruments
5.01	Property Taxes	12.01	Month-to-Month Tenancy
5.02	Business Taxes	12.02	Tenancy at Sufferance
5.03	Harmonized Sales Tax	12.03	General
5.04	Monthly Payment	13.01	Expropriation
6.01	Use	13.02	Relocation
6.02	Rent	13.03	Regulations Form Part of Agreement
6.03	Utilities - Tenant’s Costs	13.04	Further Regulations
6.04	Tubes, Ballasts	13.05	Entire Agreement
6.05	Repair and Maintenance	13.06	Interpretation
6.06	Nuisance	13.07	Loading and Delivering
6.07	Heavy Objects	13.08	Temporary Obstruction
6.08	Assignments	13.09	Right to Alter / Demolish
6.09	Compliance with Insurance	13.10	Merger
6.10	Compliance with Laws	13.11	Applicable Law
6.11	Signs	13.12	Binding Effect
6.12	Windows	13.13	Commissions
6.13	Blinds	13.14	Force Majeure
6.14	Additional Costs	13.15	Registration
6.15	Tenant’s Insurance	13.16	Limitation of Landlord’s Liability
6.16	Access and Maintenance	13.17	Limitation on Length of Term
6.17	Notice of Accident	13.18	Environment
6.18	Mechanics’ Liens	13.19	Recycling
6.19	Surrender	13.20	No Exclusive
6.20	Tenant’s Work	13.21	Shorter Statute of Limitations
6.21	Heat, Vent and/or Air-Conditioning Premises	13.22	No Presumption Against Drafter
6.22	Other Charges	13.23	Indemnifier**
7.01	Quiet Enjoyment	14.01	Notice
7.02	Landlord’s Insurance	15.01	Parking 18.01 Emergency Power
7.03	Heating and Air-Conditioning	16.01	Temporary Premises 19.01 Satellite
7.04	Electricity and Water	17.01	Non-Disturbance Agreement 20.01 Option to Terminate
7.05	Maintenance	Schedule “A”	Plan of Premises
7.06	Janitorial Service	Schedule “A-1”	Temporary Premises
7.07	Elevator Service	Schedule “B”	Plan of Building
7.08	Access To Tenant	Schedule “C”	Landlord’s Work and Tenant’s Work
7.09	Security	Schedule “D”	Tenant’s Proportionate Share for Taxes
7.10	Landlord’s Work	Schedule “E”	Tenant’s Proportionate Share for
7.11	Repairs		Operating Costs
7.12	Right to Alter	Schedule “F”	Rules and Regulations
7.13	Lettering	Schedule “G”	Renewal
8.01	Landlord’s Liability	Schedule “H”	Leasehold Allowance
8.02	Tenant’s Liability		** Deleted in its entirety

LEASE OF OFFICE SPACE

PROPERTY: BARRINGTON TOWER

THIS LEASE DATED     day of         , 20

BETWEEN:

CROMBIE DEVELOPMENTS LIMITED

a body corporate, the (“Landlord”)

AND

DS DISTRIBUTION CANADA LIMITED

a body corporate, the (“Tenant”)

WITNESSETH THAT in consideration of the rents, covenants and other agreements hereinafter contained, the parties hereto covenant and agree as hereinafter set out.

SUMMARY OF TERMS	1.01	In this Lease:

(a) Area of Premises: 11,388 square feet more or less located on the 11th floor of the Building as outlined on Schedule “A”, annexed hereto (the “Premises”).

(b) Term: Five (5) year(s) commencing on the 1st day of April, 2011 (the “Commencement”) and terminating on the 31st day of March, 2016.

(c) Minimum Rent Commencement: 1st day of April, 2011

Additional Rent Commencement: 1st day of April, 2011

(d) Minimum Rent: Commencing April 1, 2011 and ending March 31, 2016 – Twelve dollars and eighty-one cents ($12.81) per square foot per annum, plus HST.

	(e)	Deposit: Fifteen thousand dollars and zero cents ($15,000.00) (the “Deposit”) to be held by the Landlord and applied to instalments of Minimum and Additional Rents as they fall due under this Lease until the Deposit is exhausted.

	(f)	Use: The Premises shall be used solely for the use and occupation of a business office and for no other purpose.

	(g)	Trade Name: drugstore.com

	(h)	Schedules Attached: A, A-1, B, C, D, E, F, G and H

	(i)	Additional Clauses:

PARKING	15.01 Throughout the Term of the Lease, the Landlord shall provide to the Tenant or its employees with up to twelve (12) on-site parking stalls at the then current monthly rate which is currently $143.50 per stall per month, plus H.S.T. Tenant must accept from Landlord all of the parking stalls to which it is entitled on or before twelve (12) months from the Commencement Date (March 31, 2012) or at that time the Landlord shall relinquish the Tenant’s rights to any uncommitted stalls. The Tenant shall further have the right to relinquish any of its committed parking stalls at any time during the Term, upon thirty (30) days notice to the Landlord. All parking at the Building shall be assignable to any approved assignee or subtenant of the Tenant. In the event the Tenant expands its Premises, the Landlord shall provide additional parking stalls at the then current monthly rate, based on the ration of one (1) parking stall per 1,000 rentable square feet.

TEMPORARY PREMISES

16.01 The Landlord, at no additional cost to the Tenant, agrees to provide the Tenant the use of approximately 6,490 square feet of temporary premises on the 12th floor of the Building, as outlined in green on Schedule “A-1” annexed hereto, (the “Temporary Premises”) during the months of November and December 2010 for the Tenant’s use while carrying out its Tenant’s Improvements to the Premises, subject to approval by Nova Scotia Power Incorporated. The Landlord shall provide the Temporary Premises in as is condition and the Tenant agrees to maintain and return the Temporary Premises broom clean and in the same repair as when it was tendered to Tenant.

NON-DISTURBANCE AGREEMENT	17.01 If the Tenant is not in default under the terms of this Lease, and upon the receipt of a written request from the Tenant, which request shall include a $750.00 plus HST, non-refundable processing fee, the Landlord shall use reasonable efforts in attempting to obtain and deliver to the Tenant a Non-Disturbance Agreement in which the holder of such mortgage or other encumbrance agrees not to disturb the Tenant’s right of possession of the Premises.

EMERGENCY POWER	18.01 The Landlord and the Tenant hereby covenant and agree that the Tenant shall have the right to install an uninterrupted power supply (UPS) and diesel generator with associated aboveground fuel tank, outside the Building for emergency back-up power, at its sole cost and responsibility, subject to prior written approval by the Landlord of its specifications, such approval not to be commercially unreasonably withheld. Location to be mutually agreed upon by both the Landlord and the Tenant, both acting commercially reasonable.

Subject to availability and the Landlord’s commercially reasonable approval of the Tenant’s specifications, the Tenant shall have the right to connect to the Building’s generator for emergency power at a commercially reasonable additional cost to be determined by the Landlord, based on load capacity.

SATELLITE	19.01 If appropriate space is available in the Centre, Tenant shall have the right to install, operate, maintain, repair, replace and remove a satellite dish or antenna (the “Dish”) and all necessary related equipment at the Centre subject to the following terms, conditions and limitations: (i) the location of the Dish shall be on the roof of the Building containing the Premises or such other location at the Centre as Landlord shall reasonably direct (so long as such location provides for clear reception and transmission of signals) and Tenant agrees that in the event Landlord expands or reconfigures the Centre so as to require the relocation of the Dish, Tenant agrees to relocate same, as its sole cost and expense, to a new location at the Centre reasonably designated by Landlord (so long as such location provides for clear reception and transmission of signals); (ii) installation, operation, maintenance, repair, replacement and removal of the Dish and related equipment, and any attendant costs and expense, shall be the sole responsibility of Tenant; (iii) if reasonably required by Landlord, Tenant shall screen the Dish by providing fencing, screening material or landscaping reasonably satisfactory to Landlord; (iv) Tenant shall obtain the Landlord’s prior written approval, which shall not be unreasonably withheld, with regards to the plans and specifications of the Dish, and any approval required by an regulatory body, either local or federal, having authority over the installation or operation of the Dish shall be delivered to the Landlord as evidence of same; (v) Tenants installation or operation of the Dish shall not materially interfere with the operation or any other transmission or receiving device at the Centre present at the time of installation (Landlord shall similarly require other tenants and their Dishes to not so materially interfere with Tenant’s Dish); (vi) Tenant shall give Landlord reasonable prior notice of the necessity to access the Dish for service, except in the case of an emergency; (vii) at the expiration or earlier termination of the Lease, Tenant shall, upon Landlord’s request, remove the

5

Dish and repair any and all damage caused by such removal; (viii) Tenant assumes all responsibility for any losses, damages, or injuries which may occur as a result of the Dish except to the extent caused by the negligence or wilful misconduct of the Landlord, its agents, employees or contractors; (ix) the Tenant shall incur any costs associated with relocation or re-calibration of the Dish due to re-roofing, roof maintenance purposes, or for any other reason, except if such cost is incurred as a result of Landlord’s negligence or wilful misconduct; and (x) rental rate shall be $300.00 plus HST per dish per month per annum.

OPTION TO TERMINATE	20.10 The Landlord and the Tenant hereby covenant and agree that the Tenant shall have the one-time only right to terminate this Lease effective on March 31, 2014 upon providing the Landlord with nine (9) months prior written notice (the “Option to Terminate”). In the event the Tenant does not exercise this right within the said time period, this Option shall become null and void. In the event the Tenant shall exercise such early termination right, it shall pay to the Landlord on or before the termination date $118,158.43 plus HST.

ARTICLE 1.02 DEFINITIONS

1.02	Definitions in this Lease:

(a)	“Article” means an article of this Lease.

(b)	“Building” means the structure (including parking structures, if any), improvements, facilities and amenities in which the Premises are located constructed on the Lands as it exists on the Lands from time to time.

(c)	“Centre” means the Lands and Buildings as they may be respectively constituted by the Landlord from time to time all as more particularly set out in Schedule “B”;

(d)	“Common Areas” means, on a floor occupied by more than one tenant, those areas which do not constitute Occupiable Space on such multiple occupancy floor, but which would have been included in Occupiable Space if such floor was being fully occupied by one tenant.

(e)	“Premises” means that part of the Centre which the Tenant has agreed to rent from the Landlord and being that portion of the Building outlined in red on the plan annexed hereto as Schedule “A” and described more fully in Article 1.01(a). The rentable area and usable area of the Premises have been calculated in accordance with the methods of measuring rentable area and usable area as described in the Standard Method for Measuring Floor Area in Office Buildings, as promulgated by the Building Owners and Managers Association (BOMA) International, which may be changed or modified from time to time.

(f)	“Fiscal Period” or “Fiscal Year” shall mean such fiscal period as the Landlord shall adopt and communicate reasonably to Tenant for the purposes of accounts for the Centre.

(g)	“Lands” mean the Lands of the Building described and/or outlined in blue on Schedule “B” annexed hereto and the driveways, sidewalks, public areas, landscaped areas, parking lots and/or parking structures as required to achieve the parking ratios established by the Centre and shall also include such additional lands as the Landlord shall from time to time own, lease or otherwise control and declare by commercially reasonable notice to the Tenant to have become constituted a part of the Lands and shall exclude such Lands as the Landlord shall declare by notice to the Tenant to have been excluded, and to have ceased to constitute a part of the Lands.

(h)	“Lease” means this Lease and all Schedules hereby attached to this Lease, and every properly executed instrument which by its terms amends, modifies or supplements this Lease, but shall exclude any offers to lease, letters of intent or letters of agreement previously executed prior to this Lease.

(i)	The first “Lease Year” means the period beginning on the date specified in Clause 1.01(b) and terminating on the first anniversary of the last day of the month in which the Term begins, unless the Commencement of the Term is the first day of a month, in which event the first “Lease Year” terminates on the expiration of the period of twelve (12) months thereafter. Each subsequent “Lease Year” commences on the first day following the expiration of the preceding Lease Year and terminates on the earlier of the expiration of twelve (12) months thereafter or on the termination of this Lease.

(j)	“Leasehold Improvements” means all fixtures, improvements, installations, alterations and additions from time to time made, constructed, erected or installed in or to the Leased Premises, with the exception of trade fixtures; but notwithstanding such exception, Leasehold Improvements shall include, without limitation:

(i) storefronts and doors, all partitions, however affixed, light fixtures, slatwall, and all carpeting and floor coverings affixed in any way to the Premises (with the exception of carpeting laid over vinyl tile or finished floor and affixed so as to be readily removable without damage to such tile or floor); and

(ii) all or any portion of any:

a.	HVAC facilities,

b.	sewage, sprinkler, mechanical and electrical equipment, machinery, installations and facilities, and

c.	equipment, machinery, installations and facilities for or in connection with the supply of Utilities or communications,

wherever located, exclusively serving the Leased Premises.

(k)	“Occupiable Space” means:

(i) with respect to a full floor occupied by one tenant, all area within the exterior walls calculated by measuring from and to the line of the outside surface of glass in exterior walls, with no deductions for columns or projections, but excluding service areas on such floor;

(ii) with respect to that part of a floor (being less than a full floor) occupied by any tenant, all area measured from the line of the outside surface of glass and exterior walls to the outside surface of corridor walls and the centre line of other demising walls, with no deductions for columns or projections.

(l)	“Operating Costs” means amounts payable by the Tenant to the Landlord under Article 4.03 of this Lease.

(m)	“Property Tax” means amounts payable by the Tenant to the Landlord under Article 5.01 of this Lease.

(n)	“Rentable Space” means:

(i) with respect to a full floor occupied by one tenant, Occupiable Space;

(ii) with respect to that part of a floor (being less than a full floor) occupied by any tenant, Occupiable Space plus a proportion of all Common Areas on that floor and such proportion of Common Areas shall be a fraction of such Common Areas, the numerator of which shall be the Occupiable Space of the Premises, and the denominator of which shall be the total Occupiable Space (whether actually tenanted or not) on such floor; provided that if the Landlord changes the size of Common Areas or any part thereof pursuant to Clause 7.12 from that which previously existed then a reasonable change of the proportion of Common Areas for purposes of this definition, will be calculated and made.

(o)	“Schedules” means all Schedules listed in Article 1.01(h) which shall form a part of this Lease.

(p)	“Service Areas” means all elevator shafts, stairwells (excluding those within the Premises of a tenant which are restricted to the exclusive use of such tenant) and those areas on floors within the Building to the extent that they contain or comprise mechanical areas, facilities and apparatus designed and used for the purpose of servicing the Centre, or portions of the Centre beyond the floor on which they are actually located, and the enclosing walls of all of the foregoing.

(q)	“Term” means the period of time set out in Article 1.01(b).

(r)	Indemnification Obligations” means, in cases where one party (the “Indemnifying Party”) has agreed to indemnify the other (the “Indemnified Party”) in any respect (an “Indemnified Claim”), the requirement:

(a)	Of the Indemnified Party to promptly notify the Indemnifying Party in writing of any occurrence of an Indemnified Claim; provided that no failure of the Indemnified Party to so notify shall relieve the Indemnifying Party from the obligation to indemnify the Indemnified Party unless and to the extent the Indemnifying Party is actually prejudiced by such failure.

(b)	Of the Indemnified Party to accord the Indemnifying Party the opportunity to assume entire control for the defense, compromise or settlement of any such Indemnified Claim through counsel of its choice and at its own expense; provided that no such compromise or settlement shall include any non-monetary terms and conditions that legally bind or are otherwise applicable to the Indemnified Party without the consent of the Indemnified Party; and provided further, that the Indemnified Party may retain its own counsel at its own expense; provided further that if the Indemnifying Party does not assume control of the defense, compromise or settlement of such an Indemnified Claim within 30 days of its receipt of notice, the Indemnified Party may retain counsel and compromise or settle any such Indemnified Claim, subject to reimbursement by the Indemnifying Party.

(c)	Of both the Indemnified Party and the Indemnifying Party to cooperate fully with respect to the defense of any Indemnified Claim.

ARTICLE 2.00 GRANT OF LEASE

2.01	Grant The Landlord, as Owner of the Land described in Schedule “B” with Buildings attached thereon, hereby demises and leases the Premises as described in Schedule “A” and the Tenant hereby leases and accepts the Premises from the Landlord, to have and to hold during the Term outlined in Article 1.01(b) and subject to the terms and conditions of this Lease.

2.02	Covenants of Landlord and Tenant The Landlord covenants to observe and perform all of the terms and conditions to be observed and performed by the Landlord under this Lease. The Tenant covenants to pay the Rent when due under this Lease, and to observe and perform all of the terms and conditions to be observed and performed by the Tenant under this Lease.

ARTICLE 3.00 TERM AND POSSESSION

3.01	Acceptance of Premises The Tenant acknowledges having received the Premises in good order and repair with all the Landlord’s Work completed and its acceptance of the Premises (each of which subject to a thirty (30) day period to notify for deficiencies after actual possession) shall be deemed to be a waiver of any right to claim or to state that the Premises were not in good order and repair subject only to latent defects.

Subject to the preceding sentence, the Tenant has fully investigated the condition of the Premises or waived its right to do so and is fully familiar with the physical condition of the Premises and every part thereof and Tenant accepts the same “as is.”

ARTICLE 4.00 RENT AND OPERATING COSTS

4.01	Minimum Rent Yielding and paying, therefore, yearly and every year during the said Term unto the Landlord without any deduction, set-off or abatement (except as herein expressly provided) in lawful money of Canada during the Term of this Lease the fixed Minimum rent (herein sometimes called “Minimum Rent”) in the annual amounts as described in Article 1.01(d); said Minimum Rent to be paid in advance in equal monthly installments commencing on the date set forth in Article 1.01(c) and on the first day of each calendar month thereafter during the Term, provided that if the Minimum Rent Commencement Date is not the first day of a calendar month, then the rent payable on the Minimum Rent Commencement Date shall be calculated at a rate per day of one-three hundred and sixty-fifth (1/365th) of the Minimum and Additional Rent then applicable pursuant to this sub-paragraph. The Tenant shall not be in default for vacating the Premises prior to the expiration date of the term so long as the Tenant continues to pay its Minimum Rent and Additional Rent as per this Lease and is not in default on the other provisions of the Lease, and written notice is provided to the Landlord at least thirty (30) days in advance of vacating the Premises. In the event the Tenant provides proper notice, has vacated and is not in default of the Lease Agreement, the Landlord shall have the option to terminate this Lease, upon providing thirty (30) days notice (“Landlord’s Right to Terminate”). Upon Landlord’s notice to Tenant of Landlord’s exercise of the Landlord’s Right to Terminate, Tenant’s obligation to pay Minimum Rent and Additional Rent will cease as of the date specified in the Landlord’s notice. At any time prior to Landlord’s notice of such termination, Tenant shall be entitled to resume its occupation of the Premises.

The Landlord may, at its sole cost and expense, have prepared by an architect, land surveyor or engineer a certified measurement of the Premises to establish the actual square footage of the Premises. If a certified measurement is completed for the Premises, the Landlord may provide to the Tenant a copy of the aforesaid certificate of the architect or engineer and the square footage indicated thereon shall be the square footage of the Premises. Should such square footage indicated thereon be different from the square footage indicated in Article 1.01(a) of this Lease, then rent indicated in Article 4.01 and all other charges in this Lease shall be adjusted on a per square footage basis to reflect this difference, and the Tenant shall pay to the Landlord without deduction all such adjusted rent and other charges.

4.02	Additional Rent Additional Rent and all such other amounts payable herein (such as, but not limited to, Operating Costs, taxes, utilities, interest) shall become due and payable hereunder by the Tenant to the Landlord as of the Additional Rent Commencement Date, and thereafter, each as described in this Lease, and is to be paid at the office of the Landlord, 115 King Street, Stellarton, Nova Scotia, B0K 1S0, or at such other place as the Landlord may designate in writing from time to time. All amounts payable hereunder to the Landlord shall be deemed to be rent.

4.03	Operating Costs The Tenant shall pay to the Landlord as Additional Rent and in the manner hereinafter specified for each Fiscal Period adopted by the Landlord in connection with its operation of the Centre, a proportionate share of the Landlord’s commercially reasonable gross costs of maintaining, operating and repairing the Common Areas and Service Areas, all in the manner described in Schedule “E,” and further defined in section 4.04 (hereinafter referred to as “Operating Costs”).

4.04	Operating Costs – Further Defined The Landlord’s gross costs of maintaining, operating and repairing the Common Areas and Service Areas shall include all commercially reasonable direct and indirect costs pursuant thereto and shall for the purpose of this Clause include, without limiting the generality of the foregoing, all commercially reasonable amounts paid or payable by the Landlord for (1) accounting; (2) public liability and property damage insurance and insurance against other casualties against which the Landlord may reasonably insure (other than that insurance which is specifically dealt with in Article 7.02); (3) cleaning (including snow and ice removal) in the Common Areas and Service Areas; (4) operation of all lighting systems, loudspeakers, public address or music broadcasting systems in the Common Areas; (5) policing; (6) supervising Common Areas with attendant; (7) repairs and maintenance in and operation of Common Areas and Service Areas (including the maintenance and upkeep of landscaped areas); (8) the salary and expenses of the management and supervisory staff of the Centre; (9) depreciation and amortization of all fixtures and equipment serving Common Areas and which by their nature require periodic replacement or substantial replacement, excluding buildings or structures and permanent parts thereof; (10) the cost of heating, ventilating and/or air-conditioning the Common Areas; (11) all taxes, including business taxes, applicable to Common Areas and Service Areas as included in Article 5:00, Taxes, of this Lease; (12) operation and maintenance of any escalators and elevators servicing the Building; (13) other amounts paid or allocated by the Landlord or auditors on behalf of the Landlord for the operation, maintenance and repair of the Common Areas and Service Areas but excluding costs of a capital nature; (14) One ($1.00) Dollar per square foot per annum of the Premises as depreciation and amortization of the parking facilities (where applicable) (15) an administrative fee equal to fifteen percent (15%) of the total annual costs referred to in items (1) to (14) inclusive. Costs shall be allocated in each Fiscal Period in accordance with generally accepted accounting principles, and insurance premiums for any policy having a term other than a Fiscal Year may be allocated to the Fiscal Year in which the premium therefor is paid. If any dispute arises as to whether an item is a Common Area or Service Area cost or as to its allocation thereof the commercially reasonable and unbiased decision of the Landlord’s independent auditors in settlement of the dispute shall be final and binding.

If applicable to the Centre, the Landlord’s gross costs of operating, maintaining, repairing and/or replacing the said heating, ventilating, and air-conditioning systems as provided herein shall include all commercially reasonable direct and indirect costs of operating, maintaining, repairing and/or replacing the said systems and providing heating, ventilating and/or air-conditioning including, but not restricted to, the cost of (1) accounting; (2) wages and expenses paid to persons hired to operate, maintain and/or supervise the said systems; (3) fuel, steam and all other properties used to generate heat; (4) supplies to said systems; (5) necessary inspections of said systems; (6) necessary licenses for the said systems; (7) providing insurance which the Landlord considers reasonably necessary with respect to said systems; (8) repairs and maintenance; (9) capital expenditures made by the Landlord in an effort to promote energy conservation; (10) depreciation and interest on the capital cost of the said systems in an aggregate amount not greater than the amount required to amortize this cost together with interest at the rate of prime plus 2% per annum as calculated by the main branch of the Bank of Nova Scotia, Halifax, Nova Scotia

Over a period of twenty (20) years; and (11) an administrative fee equal to fifteen percent (15%) of the total annual costs referred to in items (1) to (10) inclusive. If any dispute arises as to whether an item is a cost of operating, maintaining, repairing and/or replacing the heating, ventilating and/or air-conditioning systems or the allocation thereof the reasonable and unbiased decision of the Landlord’s independent auditors in settlement of the dispute shall be final and binding.

The Tenant shall reimburse the Landlord for a proportionate portion of all reasonable premiums paid by the Landlord in relation to any insurance. The cost of insurance shall include an amount sufficient to reimburse the Landlord for the premium cost and deductible, if any. The amount of the Tenant’s portion shall be such as the Landlord, in consultation with the agent for its insurer(s), may reasonably determine and the Tenant covenants to pay to the Landlord monthly as Additional Rent or in a manner hereinafter specified, for each Fiscal Period adopted by the Landlord in connection with its operation of the Centre, the Landlord’s gross cost of insuring the Centre.

Operating Costs shall include, if applicable, all reasonable costs and expenses relating to monitoring and maintaining suitable indoor air quality in the Building and regularly inspecting, monitoring, maintaining, and repairing the Building’s HVAC system; hiring outside consultants to investigate and identify the sources of any suspected indoor air quality problems that may be identified; remedying any such problems; modifying, renovating, or encapsulating any portion of the Building, Building systems, or Building components reasonably required to continuously and efficiently maintain acceptable indoor air quality in the Building, and complying with any and all local, provincial, and federal laws, rules, regulations, or real estate industry standards relating to indoor air quality.

Notwithstanding the above, the Tenant’s Additional Rent shall exclude the following:

a) expenses incurred by the Landlord in leasing any portions of the Building and any other tenant’s leasehold improvements;

b) principal and interest on mortgages and other debt costs;

c) the cost of rents in default and in enforcing leases against other tenants;

d) tenant improvement allowances, leasing commissions, leasing costs and termination expenses;

e) costs of alterations or improvements to premises of other tenants in the Building;

f) any ground rent, any fee associated with any underlying license or other similar charge or cost payable by the Landlord in respect of the Building or the lands upon which the Building is situated;

g) any costs, depreciation or amortization which should be associated with the original construction of the Building;

h) the cost of any repairs or replacements to the extent that the cost of the same is recovered by the Landlord pursuant to original construction warranties or recovered by the Landlord for third parties or tenants responsible for such repairs or replacements;

i) all costs and expenses incurred as a result of the negligent or wilful acts or omissions of the Landlord or those for whom the Landlord is in law responsible, provided that the Tenant shall, in any event, contribute to the cost of the Landlord’s insurance premises and any deductibles which may be paid through its contribution to Operating costs;

j) any loss or damage to any art of the Building or any personal injury to the extent to which the Landlord recovers for the same or is entitled to recover for the same from its insurers, provided that the Tenant shall, in any event, contribute to the cost of the Landlord ‘s insurance premiums and any deductibles which may be paid through its contribution to Operating Costs; and

k) fines, suits, claims, demands, actions, costs, charges and expenses of any kind made necessary by the Landlord’s non-compliance with both existing and future laws relating to the Building.

Management and administration fees will not exceed 15% of the aggregate of all Operating Costs and shall not be applicable to taxes.

4.05	Payment - Operating Costs

(a)	Prior to the Additional Rent Commencement Date and each Fiscal Period or as soon thereafter as possible, the Landlord shall calculate and deliver notice of the Tenant’s share of the estimated Operating Costs for the appropriate Fiscal Year, and without further notice the Tenant shall pay to the Landlord in monthly instalments, the estimated Operating Costs simultaneously with the Tenant’s payments of Minimum Rent during such Fiscal Year, including Property Taxes.

(b)	Within a reasonable period of time following the end of each Fiscal Period, the Landlord shall furnish the Tenant with a statement (the “Statement”) setting out in reasonable detail the amount of all Operating Costs (including those described in Schedule E)(except Property Taxes) for such Fiscal Period certified to be correct by an independent auditor of the company. If such amount is greater or less than the payments on account thereof made by the Tenant, appropriate adjustments will be made between the parties hereto within thirty (30) days after the delivery of such statement.

4.06	Services by the Landlord Subject to Article 4.00 hereof and excluding services by the Landlord and charged to the Tenant as Operating Costs (Schedule “E”) , one hundred and fifteen percent (115%) of the cost to the Landlord of all additional services, provided by the Landlord or its agent to the Tenant (including performance by the Landlord on behalf of the Tenant of any of the Tenant’s obligations set out in this Lease which the Tenant fails to perform) shall be payable by the Tenant upon thirty (30) days written demand by the Landlord. Such services shall include any services performed at the Tenant’s request including, without limitation, maintenance, repair, special janitorial or cleaning services, construction of additional Leasehold Improvements, replacement of non-standard bulbs, tubes and ballasts and any heating, ventilation, air-conditioning, electrical or elevator service provided during hours other than business hours. Such services shall also include any services provided at the Tenant’s request including, operating elevators for the sole benefit of the Tenant and supervising the movement of furniture, equipment, freight and supplies for the Tenant.

4.07	Prepaid Deposit The Landlord acknowledges having received from the Tenant the amount specified in Article 1.01(e) as a non-interest bearing deposit to be held by the Landlord for application against instalments of Minimum and Additional Rents as they fall due under this Lease until the Deposit is exhausted.

4.08	Net Lease It is the intention of the Landlord and Tenant that this Lease shall be net to the Landlord and that the Tenant shall pay for its own account, to the complete exoneration of the Landlord, all costs and expenses affecting the Premises and the business carried on therein.

4.09	Interest on Arrears If the Tenant wrongfully fails to pay to the Landlord when the same is due and payable any Minimum Rent, Additional Rent or any other charge under this Lease such amount or amounts shall bear interest at a rate of two percent (2%) per month compounded monthly from the date upon which same was due until actual payment thereof.

ARTICLE 5.00 TAXES

5.01	Property Taxes

(a)	The term “tax” or “taxes” means all taxes, rates, duties and levies whatsoever whether Municipal, Provincial, Parliamentary or otherwise, directly and solely attributable to the Tenant’s use of the Centre including the Lands on which it is situated and levied in respect of the Centre, including any capital tax or tax imposed on the capital invested in or allocated to the Centre, federal large corporation tax (or any tax substantially similar to or in replacement thereof) or business occupancy tax. The term also includes any taxes, rates, assessments or charges directly attributable to the Tenant’s use of the Centre which may in the future be levied in substitution for Municipal, other real property or business occupancy taxes currently levied, or tax on rent. Furthermore, the term also includes all commercially reasonable costs or expenses incurred, paid or payable by the Landlord, in contesting or appealing any assessments for such tax or taxes, but does not include the income and personal taxes of the Landlord, or any tax based on the assets or entity structure of the Landlord.

(b)	The Landlord shall pay all taxes assessed against the Centre.

(c)	The Tenant shall pay to the Landlord as Additional Rent for each taxation year during the Term of this Lease the Tenant’s “Proportionate Share of taxes” as defined in Schedule “D,” in the manner described in section 5.04.

5.02

Business Tax The Tenant covenants to pay as and when they fall due all taxes and rates charged, assessed or levied by any governmental authority against either the Landlord or the Tenant in respect of any business or other activity carried on, upon or in connection with the Premises by the Tenant, including any such taxes and rates which may in the future be levied against either the Landlord or the Tenant in addition to or in substitution for business occupancy taxes currently levied, and taxes personal to the Tenant and on or in respect of its business, income or property and taxes which may be levied by any governmental authority (“Business Occupancy Tax”) against either the Landlord or the Tenant in respect to the Tenant’s fixtures and equipment or any rent or Additional Rent paid to the Landlord, and to indemnify and reimburse the Landlord (subject to each party’s Indemnification Obligations) at the Landlord’s option, either upon demand or as Additional Rent for any of such taxes which may be assessed to and payable by or paid by the Landlord.

5.03	Harmonized Sales Tax In addition to the rent payable hereunder, the Tenant will pay to (the Landlord (acting as agent for the taxing authority if applicable) or directly to the taxing authority (if required by the applicable legislation) in the manner commercially reasonably specified by the Landlord, the full amount of all goods and services taxes, sales taxes, value-added taxes, multi-stage taxes, business transfer taxes and any other taxes imposed in respect of rent and other charges payable by the Tenant under this Lease or in respect of the rental of space by the Tenant under this Lease (collectively and individually, “HST”). HST is payable by the Tenant whether characterized as a goods and services tax, sales tax, value-added tax, multi-stage tax, business transfer tax, or otherwise. HST so payable by Tenant will: (i) be calculated by the Landlord in accordance with the applicable legislation; (ii) be paid by the Tenant at the same time as the amounts to which the HST applies are payable to the Landlord under the terms of this Lease (or upon demand at such other time or times as the Landlord from time to time reasonably determines); and (iii) notwithstanding anything else in this Lease, be considered not to be rent, but the Landlord shall have all of the same remedies for and rights of recovery with respect to such amounts as it has for non-payment of rent under this Lease or at law.

5.04	Monthly Payment Prior to the commencement of each Fiscal Year or taxation year or as soon thereafter as possible, the Landlord will furnish to the Tenant a reasonable estimate of the taxes of the Building for the current taxation period and the amount thereof payable by the Tenant. The Tenant shall pay to the Landlord the amount so estimated, in advance, in equal monthly instalments on the first day of each month throughout the current taxation year. Within sixty (60) days after the end of the taxation period, or as soon thereafter as possible, the Landlord shall furnish to the Tenant a statement of the Landlord’s actual taxes and the amount thereof payable by the Tenant and showing in reasonable detail the information relevant and necessary to the exact calculation and determination thereof. If such amount is greater or less than the payments on account thereof made by the Tenant, appropriate adjustments will be made between the parties hereto within thirty (30) days after the delivery of such statement.

ARTICLE 6.00 TENANT COVENANTS

6.01	Use The Premises shall be used and occupied for the use as determined in Article 1.01(f) or for such other purpose as the Landlord may specifically authorize in writing. The Tenant shall operate under the firm name as set out in Article 1.01(g).

If any other business is operated on the Premises, the Tenant shall cease such operation upon receipt of notice from the Landlord. The Landlord, after this written notice to the Tenant, may at its option terminate this Lease if the other business being operated has not ceased. Upon Landlord’s notice to Tenant of Landlord’s exercise of the Landlord’s election to terminate this Lease, Tenant’s obligation to pay Minimum Rent and Additional Rent will cease effective on the date stated in the Landlord’s notice to terminate this Lease.

Nothing, in the Landlord’s determination, shall be done or omitted or permitted by the Tenant upon the Premises which shall be or result in a nuisance.

The Tenant shall not be in default for vacating the Premises prior to the expiration date of the Term so long as the Tenant continues to pay its Minimum Rent and Additional Rent as per the Lease and is not in default on the other provisions of the Lease, and provided written notice is provided to the Landlord at least thirty (30) days in advance of vacating the Premises. Should the Tenant provide proper notice, has vacated and is not in default of the Lease, the Landlord will have the option to terminate the Lease upon providing thirty (30) days notice. At any time prior to Landlord’s notice of such termination, Tenant shall be entitled to resume its occupation of the Premises, upon providing thirty (30) days notice. For the avoidance of doubt, if Landlord chooses to so terminate, all obligations of Tenant, including without limitation any Rent or Additional Rent amounts remaining over the balance of the Lease, shall terminate.

6.02	Rent The Tenant covenants to pay all Minimum Rent and Additional Rent and all other charges as referred to in Articles 4.01 and 4.02, promptly, when due.

6.03	Utilities - Tenant’s Costs

(a)	All electricity, water and other utilities of any nature supplied to the Premises shall be paid for by the Tenant and, if supplied by the Landlord, shall be supplied at then current market rates; and the amounts payable therefore shall be deemed to be Additional Rent. If arrangements are not made by the Landlord for the supply of any such services by a public utility or other supplier, the Tenant will contract directly with such utility or supplier for the supply thereof.

(b)	In no event shall the Landlord be liable for damages arising from the interruption or failure of such supply; and in the event that a public utility or supplier providing any such service ceases to do so, the Landlord will use its best efforts to arrange an alternative supply and may at its option supply any of such services itself but shall be under no obligation to do so and shall not be liable in damages by reason of the cessation of such supply. Electricity required by the Tenant other than normal lighting and the operation of small business office equipment shall be paid for by the Tenant as Additional Rent.

6.04	Tubes, Ballasts The Landlord shall have the exclusive right to attend to any replacement of electric light bulbs, tubes and ballasts in the Premises throughout the Term and any renewal thereof. The commercially reasonable cost of such replacement and installation shall be paid by the Tenant to the Landlord within thirty (30) days after receipt of an invoice by the Tenant from the Landlord on account thereof as Additional Rent.

The Landlord may adopt a system of relamping and reballasting periodically on a group basis in accordance with good practice. If the Landlord adopts such a system, the Tenant shall pay as Additional Rent to the Landlord a commercially reasonable monthly charge per bulb, tube and ballast on the account of the cost of such replacement in the Premises. If the cost of such replacement shall increase or decrease during the Term or any renewal thereof, the Landlord shall adjust the Additional Rent payable for such replacement hereunder on an equitable basis and the Tenant agrees to pay such Additional Rent as adjusted, on thirty (30) days written demand. The commercially reasonable decision of the Landlord, with respect to any such adjustment, shall be final and binding upon the parties hereto.

6.05	Repair and Maintenance The Tenant will at all times keep the Premises in a clean and sanitary condition and in accordance with the laws, directions, rules and regulations of the governmental agencies having jurisdiction, and will keep and maintain the Premises and all interior fixtures and equipment therein including, without limiting the generality of the foregoing, the plumbing, heating, air-conditioning (if applicable) and electrical equipment and including all glass, windows, doors and door-closing devices and all permitted signs, in good order and condition and in good repair and painted or otherwise presentable. Upon commercially reasonable notice to the Tenant, the Landlord or its agents shall have the right to enter upon the Premises at all reasonable times to view the state of repair, condition and use thereof and to request in writing to the Tenant that the Tenant make such repairs, alterations, improvements or additions as the Landlord acting reasonably may deem advisable. Should the Tenant not comply or commence to comply with the Landlord’s written request within thirty (30) days of the aforesaid request then the Landlord may make such repairs, alterations, improvements or additions as it may deem advisable, acting reasonably. The reasonable cost, plus 15% of such cost for overhead and supervision, will be billed to the Tenant as Additional Rent and payable within thirty (30) days of receipt of an invoice therefor; and the Landlord shall be allowed to take all materials into and upon the Premises that may be required therefor without the same constituting an eviction of the Tenant in whole or in part. The rent hereunder shall in no way abate while such repairs, alterations, improvements or additions are being made by reason of loss or interruption of the business of the Tenant because of the prosecution of such work, provided that the same are made as expeditiously as is reasonably possible.

The use by the Tenant of electrical and other services shall at no time exceed the capacity of the wiring, mains, pipes or conduits on the Premises or the fixtures or equipment within the Premises so as to constitute a hazard. If the Tenant wishes to install any electrical or other equipment which may overload the electrical or other service facilities, the Tenant shall at its own expense make whatever changes are necessary to comply with the reasonable and lawful requirements of the insurance underwriters and governmental authorities having jurisdiction, but no changes shall be made by the Tenant until the Tenant first submits to the Landlord plans and specifications for the proposed work and obtains the Landlord’s written approval to perform same, which approval shall not be unreasonably withheld.

The Tenant shall have the right to make alterations and installations to the Premises at its sole cost and expense, subject to prior written approval of the Landlord, not to be unreasonably withheld.

6.06	Nuisance The Tenant covenants not to suffer or permit any waste upon the Premises and not to cause or permit any nuisance in, at or on the Premises or any other part of the Building or Centre.

The Premises shall not be used for any dangerous, noxious, or offensive trade or business or for any purpose, trade, or business that will adversely affect the indoor air quality for the Premises or Building (including any Common Areas and Service Areas);

The Tenant will at all times use and operate the Premises in such a manner as to minimize the risk of indoor air quality problems, “sick-building syndrome,” and/or any diagnosable illness that can be identified and attributed directly to contaminants in the Building;

The Tenant will take all steps reasonably necessary to prevent: inadequate ventilation, emission of chemical contaminants from indoor and/or outdoor sources, emissions of biological contaminants;

The Tenant will assure adequate ventilation and operation of any HVAC systems and/or office equipment under its control;

The Tenant will not allow any unsafe levels of chemical or biological contaminants (including volatile organic compounds) in the Premises, and will take all steps reasonably necessary to prevent the release of such contaminants from adhesives (for example, upholstery, wallpaper, carpet, machinery, supplies, and cleaning agents);

The Tenant will not bring, generate, treat, store, or dispose of any chemicals, materials, or other potential pollution sources without Landlord’s prior consent. Notwithstanding the foregoing, the levels of these chemicals, materials, or other potential pollution sources shall not exceed legal limits.

6.07	Heavy Objects The Tenant covenants not to overload any of the floors of the Premises nor place upon the Premises any safe, heavy business machine or other heavy object without first obtaining the consent in writing of the Landlord, which consent shall not be unreasonably withheld.

6.08	Assignments The rights of the Tenant under this Lease shall not be transferred, assigned or sold and the Tenant shall not sublet the whole or any part of the Premises nor grant any concession or license within or with respect to the Premises to any party without the prior written consent of the Landlord, which consent may not be unreasonably withheld. All requests to the Landlord for consent to any transfer, assignment, sublet or grant shall be made to the Landlord in writing and such information in writing as the Landlord might reasonably require respecting a proposed transferee, assignee, sublessee or grantee including, without limitation, the name, address, number of years business experience or in lieu of business experience evidence of competent personnel, financial position, and banking and personal references of such proposed transferee, assignee, sublessee or grantee and in the event that the proposed transferee, assignee, sublessee or grantee is a corporation, similar information respecting the corporation and all of its principal shareholders, officers and directors. As a condition precedent to any assignment of this Lease or subleasing of the whole or any part of the Premises, the Tenant shall first offer to assign or sublease, as the case may be, to Landlord on the same terms and conditions and for the same rental as provided in this Lease. The Landlord will not be liable for any damages resulting from the withholding of a consent to transfer assignment, sublet or sale.

Approvals required of the Landlord shall not be commercially unreasonably withheld or delayed.

In no event shall the proposed sub-tenant or assignee be an existing occupant of any space in the Building or the Centre or an Affiliate of any such occupant. For purposes of this Article, an “Affiliate” means a corporation or other business entity that directly or indirectly controls, is controlled by, or is under common control with such occupant. In no event shall the Tenant sublet all or a portion of the Premises to a person or entity with whom the Landlord or its agent is negotiating or has negotiated within the past six (6) months regarding a lease, purchase, or license of space in the Centre.

Without limiting the foregoing, the following shall be deemed to be an assignment or sublease for the purposes of the Lease and shall require the prior written consent of the Landlord and the prior compliance with all of the provisions of this Article:

(a)	if any person other than the Tenant has or exercises the right to occupy, manage or control the Premises or any part thereof, or any of the business carried on therein other than subject to the direct and full supervision and control of the Tenant; and

(b)	if effective control of the Tenant is acquired or exercised by a person not having effective control of Tenant at the date of execution of the Lease.

The Landlord, acting in a commercially reasonable manner, may grant its consent to assign or sublet all or any part of the Premises or refuse to grant its consent to assign or sublet all or any part of the Premises, or, within thirty (30) days of the receipt of such request in writing to assign this Lease or sublet all or any part of the Premises elect to cancel this Lease. If the Landlord elects to cancel this Lease, the Landlord shall give the Tenant notice of cancellation and sixty (60) days following such notice of cancellation to withdraw its request. If Tenant foes not withdraw its request to assign or sublet within that sixty (60) day period, this Lease shall expire and the Tenant shall vacate and surrender the Premises to the Landlord. For the avoidance of doubt, in the event Landlord so cancels this Lease, all obligations of Tenant, including without limitation any Rent or Additional Rent amounts remaining over the balance of the lease, shall terminate

Whether or not the Landlord consents to any request to a transfer, assignment, sublease or grant the Tenant shall pay to the Landlord all reasonable costs incurred by the Landlord in considering any requests for consent to a transfer, assignment, sublease or grant and in completing any of the documentation involved in implementing such transfer, assignment, sublease or grant including the agreements between the Landlord and each of the Tenant and the transferee, assignee, sublessee or grantee referred to above and the document of transfer, assignment, sublease or grant and the consent thereto.

As an alternative to giving its consent to any sublease or assignment of lease, Landlord shall have the right to require the prospective sub-tenant or assignee to execute a new lease with Landlord under the same terms and conditions as contained in the offer from the bona fide assignee or sub-tenant, the performance of all obligations of such sub-tenant or assignee under the new lease. Notwithstanding anything in this Lease to the contrary, if Landlord requires a prospective sub-tenant or assignee to execute a new lease with Landlord, Tenant will be released from all covenants and obligations under this Lease. Except as described in the foregoing sentence, in the event of any transfer, assignment, sublease or grant, the Tenant shall remain responsible to the Landlord for the fulfillment of all of the Tenant’s obligations pursuant to the terms of this Lease for the balance of the Term regardless of any disclaimers of the Lease by any trustee in bankruptcy or receiver. If this Lease is disclaimed or terminated by any trustee in bankruptcy or any transferee of this Lease, the original Tenant named in this Lease, upon notice from the Landlord given within sixty (60) days of such disclaimer or termination, shall enter into a Lease with the Landlord upon the same terms and conditions as contained herein except for the duration of the Term, which shall expire on the date this Lease would have expired save for such disclaimer or termination. The Landlord’s consent to any transfer, assignment, sublease or grant shall not be effective unless given by the Landlord in writing and no such consent shall be deemed or presumed by any act or omission of the Landlord other than consent in writing; without limiting the generality of the foregoing, the Landlord may collect rent and any other amounts from the transferee, assignee, sublessee or grantee and apply the net amount collected to the rent and other amounts payable pursuant to this Lease and the collection or acceptance of such amounts shall not be deemed to be a waiver of the Landlord’s rights under this Article or any acceptance of or consent to any such transfer, assignment, sublease or grant.

The Tenant acknowledges that the Landlord will not be held responsible for any financial or non-financial losses caused by withholding the Landlord’s consent to any assignment, transfer, sublease or grant. In the event the Landlord shall grant its consent to assign or sublet or part with possession of any part or all of the Premises and also in the event that the Assignee, Sublessee, or Receiver of the Premises pays any higher Minimum Rent or Additional Rent than is payable under this Lease then in every instance the Tenant shall reimburse the Landlord with such higher Minimum Rent or Additional Rent through the remainder of the Term and any renewals thereto.

If the Tenant assigns this Lease without the Landlord’s prior written consent, and regardless of whether or not the Landlord has accepted rent from any party other than the Tenant, the Landlord has the right to terminate this Lease with no liability whatsoever.

The Tenant shall not print, publish, post, mail, display, broadcast or otherwise advertise or offer for any reason, the whole or any part of the Leased Premises for the purposes of an occupancy transaction, sub-letting, assigning or the sharing of the Leased Premises in any way, in whole or in part, by a third party and shall not permit any broker or other party to do any of the foregoing, unless the complete text and format of any such notice, advertisement or offer shall have first been approved in writing by the Landlord. Without in any way restricting or limiting the Landlord’s right to refuse any text and format on other grounds, any text and format proposed by the Tenant shall not contain any reference to the Minimum Rent or any other amount payable under this Lease.

Notwithstanding the foregoing, the Tenant shall be entitled to, without the consent of the Landlord, but on prior written notice to the Landlord, assign the Lease or sublet all or any part of the Premises to:

a)	any corporation which is affiliated with Tenant, as the term “Affiliate” is defined in the Canada Business Corporations Act, hereinafter called the “affiliate”); or

b)	a purchaser of all or substantially all of the shares of the Tenant; or

c)	any corporation with which the Tenant is amalgamated or merged as part of a corporate reorganization or takeover; or

d)	a purchaser of all or substantially all of the assets of the Tenant.

Tenant will be permitted to advertise or allow any agent, broker, or other person to advertise the Premises as being available for lease subject to the Landlord’s prior approval of text and format. The Landlord will permit all such approved sub-tenancies a position on the lobby directory board of the Building.

The Tenant shall be permitted the right to transfer any parking permits or agreements that it has in place with the Landlord as part of a transfer of the Premises.

The Tenant shall be entitled to recapture its commercially reasonable cost of subletting including real estate fees, third party legal fees, marketing costs, down time, tenant inducements, free rent periods or Sublandlord’s Work required to be completed in order to procure the sublease and any profits after re-capturing these costs shall be shared equally by the Landlord and Tenant.

6.09	Compliance with Insurance The Tenant agrees that it will not keep, use, sell or offer for sale in or upon the Premises any article which may be prohibited by the standard form of fire insurance policy in force from time to time covering the Centre. In the event the Tenant’s occupancy of, conduct of, business in, or sale of any merchandise from or on the Premises, whether or not the Landlord has consented to the same, causes any increase in premiums for the insurance carried from time to time by the Landlord with respect to the Centre, the Tenant shall pay any such increase in premiums as Additional Rent within ten (10) days after bills for such additional premiums are rendered by the Landlord. In determining whether increased premiums are a result of the Tenant’s use or occupancy of the Premises, or the sale of any article therein or therefrom, a schedule issued by the organization setting the insurance rate on the Centre, showing the various components of such rate, shall be conclusive evidence of the several items and charges which make up such rate. The Tenant shall comply promptly with all reasonable requirements of any underwriters association or of any insurer now or hereafter in effect, pertaining to or affecting the Premises.

6.10	Compliance with Laws The Premises shall be used and occupied in a safe, careful and proper manner so as not to contravene any present or future governmental or quasi-governmental laws in force or regulations or orders. If due solely to the Tenant’s unique needs and use of the Premises, improvements are necessary to comply with any of the foregoing or with the requirements of insurance carriers, the Tenant shall pay the entire reasonable costs thereof.

Each party shall, at its sole cost, comply with all current and future federal, provincial, and local environmental and indoor air quality laws, regulations, and industry standards, including, without limitation, any restrictions on smoking in the workplace.

6.11	Signs The Tenant covenants not to exhibit, inscribe, paint or affix any signs, advertisements, notices or any other lettering upon any part of the outside or inside of the Premises or other part of the Building except on the directories and doors of offices and then only of such size, colour and style as Landlord shall determine and approve. In the event of the violation of this Clause by the Tenant, the Landlord may remove such sign, advertisement, notice or other lettering, without any liability, and may collect from the Tenant as Additional Rent the reasonable expense incurred in removing the same. Upon termination of this Lease, the Tenant will remove any and all such signs, advertisements, notices and other lettering and shall make good any damages occasioned by the installation or removal thereof.

6.12	Windows The Tenant covenants to pay the reasonable cost of replacement with as good quality and size of any window glass serving the Premises which becomes broken during the continuance of this Lease, excluding exterior windows which will be replaced at the Landlord’s cost, unless damage is caused by the Tenant, its employees, agents, invitees or licensees.

6.13	Blinds The Tenant shall not install window shades, curtains or Venetian blinds of any colour other than the typical colours from time to time approved by the Landlord, if Landlord provides or requires a standard.

6.14	Additional Costs The Tenant covenants to pay all additional costs referred to in Clause 4.02 of this Agreement.

6.15	Tenant’s Insurance The Tenant shall, before entering the Premises and during the entire Term hereof, at its sole cost and expense, take out and keep in full force and effect, in the names of the Tenant, the Landlord and the Landlord’s mortgagee (including trustee for bond holders), the following:

(a)	An “Occurrence” liability insurance policy insuring all operations of the Tenant, including but not limited to, bodily injury and property damage liability, contractual liability and contingent liability. Such policy shall be written on a comprehensive basis with limits of not less than $5,000,000.00 per occurrence (or such higher limits as the Landlord or its mortgagees require from time to time) including Tenant’s Legal Liability insurance on an All-Risk replacement cost basis for the Premises with respect to the occupancy by the Tenant of the Premises. Should a “Claims-Made” policy be purchased, such policy shall survive the expiration of this Lease and remain in full force and effect for a further six (6) years.

(b)	Fire Insurance and Extended Coverage Endorsement (including coverage for leakage from fire protected devices from all other types of water damage) on a Replacement Cost basis, in respect of the Premises which shall include but not be limited to all exterior windows, doors, demising walls, electrical fixtures, mechanical, plumbing fixtures and sprinkler drops and heads and ceiling/flooring and all trade fixtures, furniture, equipment, inventory and all Leasehold Improvements constructed by or on behalf of the Tenant and such other property in or about the Premises as the Landlord or its mortgagees may from time to time reasonably require.

(c)	Where the Tenant intends to or does use, store, distribute, treat, manufacture, transport, generate, process, package, reprocess, recycle, sell, offer for sale, dispose of or import into the Province any Hazardous Substance as defined in Article 13.18 of this agreement, third party liability insurance for environmental liability in amounts and containing terms and conditions in accordance with industry standards shall be carried by the Tenant.

(d)	Any other form or forms of insurance as the Landlord or the Landlord’s mortgagees reasonably requires from time to time including but not limited to Business Interruption Insurance in amounts and for perils against which a prudent tenant would protect itself in similar circumstances.

6.16	Access and Maintenance The Tenant covenants to permit the Landlord and all persons authorized by it at all reasonable times, upon twenty-four (24) hours prior written notice other than in cases reasonably deemed to be an emergency, during the Term to enter the Premises to erect, build, use and maintain pipes, ducts and conduits, including communications services in and through the Premises and, further, the Landlord shall have the right to enter the Premises at all reasonable times to examine the same and to make such repairs, alterations, improvements or additions as the Landlord may reasonably deem necessary or desirable or as the Landlord may be required to make by law or in order to repair and maintain the Building, and the rent reserved shall not abate while any such work is being undertaken by the Landlord. The Landlord will exercise reasonable diligence so as to minimize the disturbing or interruption of the Tenant’s operations. The Landlord or its agents shall have the further right to enter upon the Premises at all reasonable times subject to twenty-four (24) hours prior notice to the Tenant excepting emergencies, to show them to prospective purchasers, encumbrancers, or assignees and during the six months prior to the expiration of the Term, the Landlord may show the Premises to prospective tenants and to permit free access to the Premises by janitorial, cleaning personnel, watchmen and security personnel.

The Tenant agrees with the Landlord that in the event that the Tenant’s business is of such a nature as to require it to remain open other than the normal business hours of the Building (and if requested by Tenant) or to necessitate additional security measures or maintenance work or Tenant-requested Common Area HVAC operation exceeding that normally required in the operation of the Building, then the Tenant shall pay to the Landlord, as Additional Rent, any such additional charges arising out of the additional security measures, maintenance work or Common Area HVAC operation within thirty (30) days of receipt of an invoice from the Landlord for such charges. The Tenant acknowledges the Building’s standard hours of operation are Monday to Friday from 6:00 am to 9:00 pm and Saturday from 6:00 am to 1:00 pm (excluding statutory holidays). At the Commencement of this Lease, the cost for after hours HVAC shall be $30.00 per hour for air with chiller and fans and $5.00 per hour for fans only, both subject to annual adjustment.

The Landlord shall have the right, but not the obligation, at all times during the Lease Term to inspect the Premises and conduct such tests and investigations to evaluate the indoor air quality in the Premises and/or the Building. The Landlord’s entry may be made at any time either during or after Tenant’s business hours.

6.17	Notice of Accident The Tenant covenants to give the Landlord reasonably immediate notice of any accidents or defects in the water pipes, plumbing, heating, ventilation and air-conditioning apparatus, electrical wiring or fixtures, and the Tenant will make good any damage caused by the misuse of the Premises by the Tenant, its servants or agents, or any other person who may be permitted by the Tenant to enter the Premises.

6.18	Mechanics’ Liens The Tenant covenants to pay promptly for labor, materials and construction and except in cases of negligence or wilful misconduct by the Landlord, to indemnify and save harmless, subject to the Indemnification Obligations of each party, the Landlord against claims arising from Mechanics’ or other liens for any work done or materials provided or services rendered for improvements or alterations made, by the Tenant to the Premises.

If a Mechanics’ or other lien arises, the Landlord has the right to pay the outstanding amount and charge the Tenant said amount as Additional Rent.

6.19	Surrender To deliver up to the Landlord at the end of the Term, or earlier termination thereof, the Premises broom clean and in good and tenantable repair, destructions as herein provided for and reasonable wear and tear only excepted.

Notwithstanding the above, it is agreed that the Tenant shall not have the obligation to remove existing Tenant’s Improvements (except fixtures and equipment that is specific to the Tenant) or to restore the Premises to base building or original condition at the termination of the Lease and the Landlord agrees to accept the Premises in the condition and configuration in which they are structured at that time, normal reasonable wear and tear considered. Tenant covenants to maintain the Premises in a commercially reasonable condition. However, the Tenant will have the right to remove fixtures, telephone switches, security systems, furniture and equipment so long as any damage caused as a result of such removals is repaired as required.

6.20	Tenant’s Work To perform Tenant’s work to the satisfaction of the Landlord and with prior written approval of the Landlord as specified in Schedule “C”.

6.21	Heat, Vent and/or Air-Conditioning Premises If the Premises are served by a separate heating, ventilating and/or air-conditioning system, the Tenant covenants to pay the reasonable gross cost of maintaining, operating, repairing and replacing the said separate system or systems located in the Premises.

6.22	Other Charges The Tenant shall pay to the Landlord, as Additional Rent, at the times and in the manner provided in this Lease or, if not so provided as reasonably required by the Landlord, all amounts (other than that payable under Articles 4.01 and 4.02) which are payable by the Tenant to the Landlord under this Lease.

ARTICLE 7.00 LANDLORD COVENANTS

7.01	Quiet Enjoyment Provided all conditions of the Lease are met and all Rent is paid, the Landlord covenants for quiet enjoyment and possession of the Premises during the Term subject to the terms and conditions of this Lease.

7.02	Landlord’s Insurance

(a)	The Landlord, acting reasonably and as a prudent owner of a similar centre, shall carry such insurance on the Centre for the account and benefit of the Landlord as the Landlord from time to time considers useful, expedient or beneficial.

(b)	Notwithstanding the provisions of Article 7.02(a) and notwithstanding any contribution by the Tenant to insurance premiums as provided for in this Lease, such policies are for the benefit of the Landlord only and not for the benefit of the Tenant and do not bar a claim or action against the Tenant by the Landlord or in the name of the Landlord (whether such claim is subrogated or not) in respect of any loss or damage which was insured against or which ought to have been insured against pursuant to this Article 7.00.

7.03	Heating and Air-Conditioning The Landlord covenants to heat and provide air-conditioning to the Premises during normal business hours twenty four (24) hours a day, but in the event that the apparatus or any part thereof used in heating or air-conditioning the Premises at any time becomes incapable of heating or air-conditioning them or becomes damaged or destroyed, the Landlord shall have a reasonable time within which to repair the damage or replace or repair the apparatus and the Tenant shall have no claim whatsoever upon the Landlord for damages due to the failure or loss of any such service during that reasonable time. In the event the Tenant’s work as outlined in Schedule “C” hereto or any other additions or alterations to the Premises undertaken by the Tenant interfere with or in any way materially affect the proper operations of the heating and air-conditioning systems serving the Premises, the Tenant shall bear the expense of any alterations to the heating and air-conditioning equipment for the purpose of better serving the Premises. Notwithstanding anything to the contrary herein, the Landlord covenants heat and air-conditioning to the Premises shall be available on a twenty-four hour, seven day basis subject to Article 6.16 herein.

7.04	Electricity and Water The Landlord covenants if applicable to the Building, to provide electricity to the Premises and water to the washrooms in the Common Areas of the floor(s) on which the Premises are located, but should the Landlord make default in so doing the Tenant shall have no claim whatsoever upon the Landlord for damages due to the failure or loss of such services at any time unless failure or loss shall have been due to the wilful act or neglect of the Landlord.

7.05	Maintenance The Landlord covenants to maintain the exterior, roof structure and foundation of the Building in good condition in order that the Tenant will be able to carry out the purpose for which this Lease is granted.

7.06	Janitorial Services The Landlord covenants to provide janitorial services, including window washing, as reasonably required to keep the Premises in a clean and wholesome condition, provided that the Tenant shall leave the Premises in a reasonably tidy condition at the end of each business day.

7.07	Elevator Service Landlord covenants to furnish, except when repairs are being made, automatic passenger elevator service and permit the Tenant, the employees and customers of the Tenant, and all other persons having business with the Tenant, to have the free use of such elevator service in common with others, but the Tenant and such employees and customers and all other persons using the same shall do so at their sole risk and Landlord shall not be held responsible for any damages or injury to any person while using the same, unless such damages or injury arise from Landlord’s negligence or wilful misconduct. The use of the elevators for the purpose of delivery must adhere to the guidelines as outlined in Schedule “F” (Rules and Regulations).

7.08	Access to Tenant It is agreed that the Tenant, its employees, and invitees shall have the right, twenty-four (24) hours per day, seven (7) days per week throughout the Term and Renewal Terms to have access to the Premises and parking facilities for the Building.

The Tenant shall occupy the Premises on such lawful days and such lawful hours as the Tenant in its sole discretion shall determine.

7.09	Security The Landlord shall provide the following security features:

-	card readers in all elevator cabs (limiting floor access);

-	after-hours card access on main lobby access doors; and

-	security monitoring 24 hours a day, 7 days a week.

Notwithstanding the above, the Landlord, at Tenant’s direct expense and option, agrees to arrange for the Building security to provide the Tenant with an escort service for its staff, based on costs and schedule to be mutually agreed. The Tenant shall have the option to install a security system specific to the Premises, subject to Landlord’s approval not to be unreasonably withheld.

7.10	Landlord’s Work To perform Landlord’s work as specified in Schedule “C”.

7.11	Repairs The Landlord will, in a first class manner and as would a prudent owner of a similar centre:

(i) operate, maintain, repair, replace, clean, supervise and insure all Common Areas of the Centre for which the Tenant shall pay its proportionate share, and

(ii) make, at its sole cost and expense, all repairs or replacements to the structural portions of the Buildings comprising the Centre and to such structural portions of the Centre comprising and forming part of the Premises.

Notwithstanding the foregoing, the Landlord will maintain and repair the Building including without limitation the exterior wall, foundation, roof, parking areas and any landscaped areas in a first class condition. The Landlord will at all times respect the Tenant’s secure areas within the Premises and shall at all times coordinate with the Tenant the timing and means of undertaking such repairs inside the Premises except for events reasonably deemed an emergency by the Landlord.

7.12	Right to Alter Notwithstanding anything herein contained, the Landlord reserves the right without liability to the Tenant and without it constituting an eviction to alter the Common Areas and the entrances and exits thereto.

7.13	Lettering Only at the Commencement of this Lease, the Landlord shall provide and install, at Landlord’s expense, all letters or numbers on or beside doors to the Premises; all such letters and numerals shall be in the Building standard graphics, and no others shall be used or permitted on the Premises. In addition, the Landlord shall maintain a directory board in the lobby of the Building and provide reasonable identification of the Tenant at Tenant’s reasonable expense. The Tenant acknowledges requests to change or add to Tenant’s lettering under this Article, during the Term, shall be at the Tenant’s sole expense.

ARTICLE 8.00 RESPONSIBILITY FOR DAMAGE

8.01	(a) Landlord’s Liability Except in cases of negligence or wilful misconduct by the Landlord, the Landlord and its agents shall not be liable or responsible in any way for any loss of or damage or injury to any property belonging to the Tenant or to employees of the Tenant or to any other person while such property or person is on the Premises or in the Building or in or on the Lands and Buildings owned by the Landlord whether or not such property has been entrusted to employees of the Landlord by permission of the Tenant and, without limiting the generality of the foregoing, except in cases of negligence or wilful misconduct by the Landlord, the Landlord shall not be liable for any damage to any such property or to any such persons resulting from any failure of the heating, electrical, plumbing, air-conditioning, sprinkler, or other mechanical systems or resulting from steam, water, rain, or snow which may leak from any part of the Building or from the pipes, appliances, or plumbing works of the same or from dampness, or damage or injury from any other cause whatsoever and in no event will the Landlord be liable for any consequential damage suffered by the Tenant.

Notwithstanding the foregoing, except in cases of negligence or wilful misconduct by Tenant and subject to the Indemnification Obligations of each party, Landlord shall indemnify and save harmless the Tenant from and against all third party liability, claims, damages, or expense due to or arising out of (i) any negligence or wilful misconduct of the Landlord or those for whom in the circumstances Landlord is responsible in law, in or about the Premises, Common Areas and Service Areas, or (ii) any breach by the Landlord of any provision of this Lease, and including liability for injury or damage to the personal property of the Landlord’s employees or those for whom in the circumstances Landlord is responsible in law.

(b)	Cancellation of Insurance If any insurance policy upon the Centre or any part thereof shall be cancelled or shall be threatened by the insurer to be cancelled, or the coverage thereunder reduced in any material way by the insurer, by reason of the use and occupation of the Premises or any part thereof by the Tenant or by any assignee or sub-tenant of the Tenant,, or by anyone permitted by the Tenant to be on the Premises, and if the Tenant fails to take reasonable steps to remedy the condition giving rise to cancellation, threatened cancellation or reduction of coverage within forty-eight (48) hours after notice thereof by the Landlord, the Landlord may, at its option, either:

(i) re-enter the Premises forthwith by leaving upon the Premises a notice in writing of its intention so to do and thereupon the provisions of Article 10.01 shall apply, or

(ii) enter upon the Premises and remedy the condition giving rise to such cancellation, threatened cancellation or reduction, and the Tenant shall forthwith pay the reasonable costs thereof to the Landlord, which costs may be collected by the Landlord as Additional Rent and the Landlord shall not be liable for any damage or injury caused to any property of the Tenant or of others located on the Premises as a result of any such re-entry or entry, as the case may be.

(c)	The Tenant covenants and agrees to bring to the immediate attention of the Landlord notice of any occurrence or other action which might give rise to a claim or possible claim under any insurance policy obtained by the Landlord under this Lease.

8.02	Tenant’s Liability Except in cases of negligence or wilful misconduct by the Tenant, the Tenant and its agents shall not be liable or responsible in any way for any loss of or damage or injury to any property belonging to the Landlord or to employees of the Landlord or to any other person while such property or person is on the Premises or in the Building whether or not such property has been entrusted to employees of the Tenant by permission of the Landlord.

Notwithstanding the forgoing, and unless caused by the negligence or wilful misconduct of the Landlord or by those for whom the Landlord is in law responsible, and subject to the Indemnification Obligations of each party, the Tenant shall indemnify and save harmless the Landlord from and against all third party liability, claims, damages, or expense due to or arising out of (i) any negligence or wilful misconduct of the Tenant or those for whom in the circumstances Tenant is responsible in law, in or about the Premises, Common Areas and Service Areas, or (ii) any breach by the Tenant of any provision of this Lease, and including liability for injury or damage to the personal property of the Tenant’s employees or those for whom in the circumstances Tenant is responsible in law.

8.03	Insurable Interest / Indemnity Regardless of any contribution by the Tenant to insurance premiums as provided for in this Lease, no insurable interest is conferred upon the Tenant under policies carried by the Landlord, nor do such policies protect, defend or indemnify the Tenant in any way. The Landlord shall in no way be accountable to the Tenant regarding the use of any insurance proceeds arising from any claim, and the Landlord shall not be obliged on account of such contributions to apply such proceeds to the repair or restoration of that which was insured.

Where the Tenant may desire to receive indemnity by way of insurance for any property, work or thing whatsoever, the Tenant shall insure same for its own account and except as described elsewhere in this Lease, shall not look to the Landlord’s policies for reimbursement or recovery in the event of loss or damage from any cause, whether or not the Landlord has insured same and recovered therefor.

8.04	Waiver of Subrogation

(a)	All policies written on behalf of the Tenant must contain a waiver of subrogation rights which the Tenant’s insurer may have against the Landlord and against those for whom the Landlord is in law responsible, whether any such damage is caused by the act, omission or negligence of the Landlord or by those for whom the Landlord is in law responsible.

(b)	All such policies must also contain a severability of interest clause, a cross-liability clause and shall be primary and shall not call into contribution any other insurance available to the Landlord or the Landlord’s mortgagee.

8.05	Form of Policy All policies shall be taken out with insurers maintaining at least an A.M. Best rating of at least A-. The Tenant agrees that certificates of insurance will be delivered to the Landlord within seven days after the placing of the required insurance. Tenant shall notify the Landlord in writing not less than sixty (60) days after any material change in terms, cancellation or other termination thereof. The Tenant agrees that if the Tenant fails to take out or to keep in force any such insurance referred to in Article 6.15, and the Tenant does not rectify the situation within forty-eight (48) hours after written notice by the Landlord to the Tenant the Landlord shall have the right, without assuming any obligation in connection therewith, to effect such insurance to protect the interests of the Landlord only at the sole reasonable cost of the Tenant and all outlays by the Landlord shall be immediately payable by the Tenant to the Landlord as Additional Rent and shall be due on the first day of the next month following said payment by the Landlord without prejudice to any other rights and remedies of the Landlord under this Lease or in law.

ARTICLE 9.00 DAMAGE BY FIRE OR OTHER CASUALTY

9.01

Damage and Abatement If during the Term the Building or the Premises are destroyed by any cause whatsoever or partially destroyed by any cause so as to render the Premises wholly unfit for operating, or incapable of access, or if the Building or the Premises shall be so badly damaged that, in the opinion of the Landlord, repairs cannot be completed within one hundred and twenty (120) days of the occurrence of such damage, then this Lease, at the option of the Landlord, shall cease and become null and void from the date of such damage or destruction and the Tenant shall thereupon immediately surrender the Premises and all interest therein to the Landlord, and the Tenant shall pay rent within this Term only to the date of such damage and destruction and in any such case, the Landlord may re-enter and repossess the Premises discharged from this Lease and may remove all parties therefrom. If the Building or the Premises shall be repairable as aforesaid within one hundred and twenty (120) days from the happening of said damage, and, in the sole, commercially reasonable opinion of the Landlord’s architect, the Premises cannot be used for the Tenant’s business until repaired, the rent shall abate until the repairs have been completed. If the destruction is such that, in the sole, commercially reasonable opinion of the Landlord’s architect, the Premises may be partially used by the Tenant while the repairs are being undertaken, then the rent shall abate in proportion that the part of the Premises rendered unusable bears to the whole of the Premises; EXCEPT THAT if the part rendered unusable exceeds one-half of the area of the Premises there shall be a total abatement of rent until the repairs have been made unless the Tenant with the permission of the Landlord uses the undamaged part in which event the Tenant shall pay proportionate rent for the part so used. The Landlord’s decision, Landlord acting in a commercially reasonable manner, that the repairs are completed and the Premises are ready for operating shall be conclusive. There shall be no abatement of rent if the damage shall have been caused by or due to negligence of the Tenant, its employees, agents or invitees or if the cause of the damage originates in the Premises unless such damage shall be caused by or due to the negligence of the Landlord, its employees, agents or invitees.

9.02	Destruction and Surrender Notwithstanding Article 9.01, in the event of total or partial destruction of the Building, and whether or not the Premises are destroyed to such an extent or the damage or destruction is of such a nature that, in the sole, commercially reasonable opinion of the Landlord the Building should be totally or partially demolished, whether to be reconstructed in whole or in part or not at all, then the Landlord may at its option not later than sixty (60) days from the date of the damage or destruction give notice to the Tenant that this Lease is terminated effective on the date of destruction. If the Tenant is able to effectively use the Premises after the damage or destruction, such effective date shall not be less than thirty (30) days from the date of sending the notice by the Landlord. If the Tenant is unable to effectively use the Premises after the damage or destruction, the date given in the notice shall be the date of destruction. Upon such termination, the Tenant shall immediately surrender the Premises and all its interest therein to the Landlord and the rent shall abate and be apportioned to the date of the surrender.

9.03	Limitation of Tenant’s Ability to Recover In none of the cases referred to in this Article shall the Tenant have any claim upon the Landlord for any damages sustained by it unless such damage or destruction shall have been the result of any wilful act or negligence of the Landlord, its employees or agents.

ARTICLE 10.00 DEFAULT

10.01	Remedies of the Landlord on Default by the Tenant and Provisions For Entry

(a)

If the rental reserved in this Lease is not paid within five (5) days of the day appointed for its payment or in case of the non-payment of any other sums which the Tenant under any provision of this Lease has agreed to pay, or in case the Premises are vacated or become vacant or remain unoccupied for five days or are not used for the purpose provided in Article 6.01, or a receiver of all or a part of the Tenant’s assets or undertaking be appointed, or if a writ of execution is issued against the goods, fixtures or equipment of the Tenant, or in case the Tenant becomes bankrupt or insolvent or makes an assignment for the benefit of its creditors, repudiates the Lease, or having become bankrupt or insolvent takes the benefit of any Act that be in force for bankrupt or insolvent debtors, or makes a proposal, or shall not observe, perform and keep all and every one of the covenants, agreements, provisions, stipulations and conditions herein contained to be observed, performed and kept by the Tenant, or if the Tenant shall make a bulk sale of its goods, the full amount of the then current month’s Minimum Rent, unamortized Leasehold Allowances, Leasehold Loans or real estate commissions paid by the Landlord and all other rentals and the next six months’ Minimum, Additional and all other rentals shall immediately become due and payable, and the Landlord may immediately claim the same together with any arrears then unpaid and any other amounts owing to the Landlord by the Tenant under reserve of and without prejudice to all other rights, remedies and recourses of the Landlord including the right to distrain for such rent and accelerated rent and, at the option of the Landlord, the Term shall immediately become forfeited and determined.

(b)	If the Landlord obtains possession of the Premises as a result of the Tenant’s abandonment of same or by a decree from a court of competent jurisdiction, this shall not be construed as an election to terminate this Lease unless Landlord provides Tenant with a written notice.

(c)	If at any time an action is brought for recovery of possession of the Premises, for the recovery of rental or any other amount due under the provisions of this Lease, or because of a breach by act or omission of any other covenant herein contained on the part of the Tenant, and the Tenant’s breach is established, the Tenant shall pay to the Landlord all reasonable expenses incurred therefor.

If at any time an action is brought for recovery of possession of the Premises, for the recovery of rental or any other amount due under the provisions of this Lease, or because of a breach by act or omission of any other covenant herein contained on the part of the Landlord, and the Landlord’s breach is established, the Landlord shall pay to the Tenant all reasonable expenses incurred therefor.

(d)	Intentionally deleted.

(e)	Intentionally deleted.

(f)	The Tenant hereby agrees, that for the purposes of this Lease, and any other Lease between the Tenant and the Landlord, in the event that the Tenant commences any proceeding under or seeks protection under the Companies Creditors Arrangement Act (“CCAA”), the Landlord shall be considered to be a separate class of creditors distinct from any other class of creditors in any compromise, arrangement, classification or scheme proposed under the CCAA.

10.02	Non-Waiver of Default The waiver or acquiescence of the Landlord of any default by the Tenant under any clause of this Lease or the regulations shall not be deemed to be a waiver of such clause or any subsequent or other default thereunder.

ARTICLE 11.00 TRANSFERS BY LANDLORD

11.01	Sale, Conveyance and Assignment Nothing in this Lease shall restrict the right of the Landlord to sell, convey, assign or otherwise deal with the Building or Centre, subject only to the rights of the Tenant under this Lease.

11.02	Effect of Sale, Conveyance or Assignment A sale, conveyance or assignment of the Building or Centre shall operate to release Landlord from liability from and after the effective date thereof upon all of the covenants, terms and conditions of this Lease, express or implied, except as such may relate to the period prior to such effective date and the Tenant shall thereafter look solely to the Landlord’s successor in interest in and to this Lease. This Lease shall not be affected by any such sale, conveyance or assignment, and the Tenant shall attorn to the Landlord’s successor in interest thereunder.

11.03	Subordination This Lease is and shall be subject and subordinate in all respects to any and all mortgages and deeds of trust now or hereafter placed on the Building or Buildings or Land, and to all renewals, modifications, consolidations, replacements and extensions thereof.

11.04	Attornment If the interest of the Landlord is transferred to any person (herein called “Purchaser”) by reason of foreclosure or other proceedings for enforcement of any such mortgage or deed of trust, or by delivery of a deed in lieu of such foreclosure or other proceedings, the Tenant shall immediately and automatically attorn to Purchaser.

11.05	Execution of Instruments The subordination and attornment provisions of this Article 11.00 shall be self-operating and no further instrument shall be required. Nevertheless the Tenant, on request by and without cost to the Landlord or any successor in interest, shall execute and deliver any and all instruments further evidencing such subordination and (where applicable hereunder) attornment and appoint the Landlord as its agent/attorney for the purpose of executing such document and for registering postponements of Lease.

ARTICLE 12.00 HOLDING OVER

12.01	Month-to-Month Tenancy If with the Landlord’s written consent the Tenant remains in possession of the Premises after the expiration or other termination of the Term, the Tenant shall be deemed to be occupying the Premises on a month-to-month tenancy only, at a monthly rental equal to the Rent as determined in accordance with Article 4.00 or such other rental (such as market rent) as stated in such written consent, and such month-to-month tenancy may be terminated by the Landlord or Tenant on the last day of any calendar month by delivery of at least 30 days advance notice of termination to the other. Notwithstanding the foregoing, in the event the Tenant and the Landlord are actively negotiating the renewal of Term of the Lease, the Landlord agrees the Tenant may hold over for a period of up to six (6) months, under the same terms and conditions including the then current Minimum Rent.

12.02	Tenancy at Sufferance If without the Landlord’s written consent the Tenant remains in possession of the Premises after the expiration or other termination of the Term, the Tenant shall be deemed to be occupying the Premises upon a tenancy at sufferance only, at a monthly rental equal to two times the Rent determined in accordance with Article 4.00 or market rent; whichever is higher. Such tenancy at sufferance may be terminated by the Landlord at any time by notice of termination to the Tenant, and by the Tenant on the last day of any calendar month by at least 30 days’ advance notice of termination to the Landlord.

12.03	General Any month-to-month tenancy or tenancy at sufferance hereunder shall be subject to all other terms and conditions of this Lease except any right of renewal and except any rights of first refusal on adjacent space and nothing contained in this Article 12.00 shall be construed to limit or impair any of the Landlord’s rights of re-entry or eviction or constitute a waiver thereof.

ARTICLE 13.00 MISCELLANEOUS

13.01	Expropriation If at any time during the Term of this Lease, the whole or any part of the Building shall be acquired or condemned by expropriation, this Lease and the Term hereby granted may, at the option of the Landlord, be terminated and the Term and the estate hereby vested in the Tenant and any and all other rights of the Tenant hereunder shall thereupon immediately cease and expire and the Rent shall abate and be apportioned to the date of termination. The Tenant shall forthwith pay to the Landlord the rent and all other amounts which may be due to the Landlord up to the date of termination and shall immediately surrender the Premises to the Landlord. The Tenant shall have no claim upon the Landlord for the value of the unexpired Term of this Lease. The parties shall each be entitled to separately advance their claims for compensation for the loss of their respective interests in the Premises and the parties shall each be entitled to receive and retain such compensation as may be awarded to each respectively. If an award of compensation made to the Landlord specifically includes an award for the Tenant, the Landlord will account therefor to the Tenant.

13.02	Relocation The Landlord and the Tenant hereby covenant and agree that the Landlord, acting in a commercially reasonable manner, shall have the option at any time during the Term of this Lease, and upon ninety (90) days prior written notice to the Tenant, to relocate the Tenant to Alternate Premises of similar size and condition as the existing Premises (the “Alternate Premises”). All Leasehold Improvements and moving costs required to bring Alternate Premises to a similar condition as the existing Premises shall be done at the sole cost and expense of the Landlord. The Landlord covenants to arrange the relocation of the Tenant’s property and equipment at a time and in such a manner as not to substantially interfere with the Tenant’s business operations. If the Alternate Premises are larger in area, the Tenant shall pay rent based on the square footage of this Lease, outlined in Clause 1.01 (a) herein. In the event that the Landlord and the Tenant cannot agree on the size, location or condition of Alternate Premises, then the Landlord and/or the Tenant shall have the right, sixty (60) days prior to the date upon which the relocation was to take place, to advise the other party of its intention to terminate this Lease on the date originally intended for the relocation

13.03	Regulations Form Part of Agreement The regulations for the operation of the Building, annexed hereto as Schedule “F”, form part of this Lease and are binding upon the parties hereto.

13.04	Further Regulations The Landlord shall have the right to make such other and further reasonable regulations as in its judgement may from time to time be necessary for the safety, security, care and cleanliness of the Premises or of the Building and for the preservation of good order therein and such regulations shall be binding upon the parties hereto as if incorporated in this Lease.

13.05	Entire Agreement and Survival This Lease and Schedules hereto constitute the entire agreement and no modification except as by written agreement between the Landlord and the Tenant and neither party is bound by any representation, warranty, promise, agreement or inducement not embodied herein. Those sections which by their nature would reasonably be interpreted to survive termination or expiration of this Lease shall so survive.

The Landlord has made no express representations or warranties and disclaims any implied representations or warranties relating to the condition of the Building, Premises, or any part thereof, including, without limitation, the building systems (including the HVAC system), the indoor air quality within the Building and the environmental condition of the Building. The Landlord shall not be liable for any latent or patent defects therein.

13.06	Interpretation Words importing the singular number only shall include the plural, and words importing firms and corporations shall include persons. Unless the context otherwise requires, the word “Landlord” and the word “Tenant” whenever used herein shall be construed to include their respective successors and permitted assigns, and if the Tenant is not a corporation shall include heirs, executors, and administrators.

13.07	Loading and Delivery The delivery and shipping of merchandise, supplies, fixtures, and other materials or goods of whatsoever nature to or from the Premises and all loading, unloading and handling thereof shall be done only at such times, in such areas, by such means, and through such elevators, entrances, malls, and corridors as are designated by and co-ordinated with the Landlord. The Landlord accepts no liability and is hereby relieved and released by Tenant in respect of the operation of delivery facilities, or the adequacy thereof, or of the acts or omission of any person or persons engaged in the operation thereof, or in the acceptance, holding, handling, delivery or dispatch, or failure of any acceptance, holding, handling or dispatch, or any error, negligence or delay therein. Landlord may from time to time make and amend regulations for the orderly and efficient operation of the delivery facilities and may require the payment of reasonable and equitable charges for delivery services and demurrage provided by the Landlord. (Refer to Schedule “F”, Item 1.14.)

13.08	Temporary Obstruction When necessary by reason of accident or other cause or in order to make any repairs or alterations or improvements in or relating to the Premises or to other portions of the Centre, the Landlord may cause such reasonable and temporary obstruction of Common Areas as may be necessary and may, for such time as is reasonably necessary, interrupt or suspend the supply to the Premises of heating, air-conditioning, electricity, water, elevator service and other services where necessary and until said repairs, alterations or improvements shall have been completed. There shall be no abatement in rent because of any such obstruction, interruption or suspension provided that such repairs, alterations or improvements are made as expeditiously as is reasonably possible.

13.09	Right to Alter / Demolish The Landlord reserves the right to add or permit to be added additional Buildings and Lands to the Centre at any future time or times and shall not be liable to the Tenant for any interference or inconvenience so caused, provided any additional construction is carried out as expeditiously as is reasonably possible.

Notwithstanding anything herein contained to the contrary, the Landlord and the Tenant hereby covenant and agree that the Landlord shall have the right to demolish or substantially renovate or redevelop the Building at any time during the term of this Lease. It is further agreed between the parties that if the Landlord intends to proceed with the demolition or substantial renovation or redevelopment of the Building, and if the said demolition and/or renovation and/or redevelopment of the Building shall directly affect the Premises, then the Landlord shall deliver to the Tenant written notice of its intention to perform the same, and said notice shall stipulate a date, not less than ninety (90) days from the date of said notice, upon which date this Lease shall terminate with the same force and effect as if this Lease had expired by its own terms on that day, and upon which date the Tenant shall deliver the Premises to the Landlord, and all of the Tenant’s rights under the Lease shall be cancelled and terminated as of that date.

All materials used in connection with the alteration or refurbishment of the Premises, including, without limitation, paint, carpet, wall or window coverings, carpet glues, and other chemicals, shall be subject to Landlord’s prior written approval. Any such approval shall not be deemed a representation or warranty that the materials so approved are in compliance with laws (including indoor air quality laws) or that same do not affect the indoor air quality in the Premises.

Also, the Tenant must ensure the insurance carried by the contractor names the Landlord as additional insured.

13.10	Merger The voluntary or other surrender of this Lease by the Tenant or the cancellation of this Lease by mutual agreement of the Tenant and the Landlord shall not be considered a merger, and shall, at the Landlord’s option, either terminate all or any subleases and subtenancies or operate as an assignment to the Landlord of all or any subleases or subtenancies. The Landlord’s option hereunder shall be exercised by notice to the Tenant and all sublessees or sub-tenants in the Premises or any part thereof known to the Landlord.

13.11	Applicable Law This Lease shall be governed by and interpreted in accordance with the laws of the Province of Nova Scotia. The parties agree that the courts of such province shall have jurisdiction to determine any matters arising hereunder, except to the extent, if any, expressly provided to the contrary herein, and the parties hereby attorn to the jurisdiction of the courts of such province.

13.12	Binding Effect It is further agreed between the parties hereto that the signing of this Lease by the Tenant does not constitute a binding agreement until such time as this Lease shall have been accepted by the Landlord, through execution by its proper officers.

13.13	Commissions The Landlord agrees to pay Partners Global Corporate Real Estate Inc. (“Tenant’s Consultant), a Consultant’s Fee, comprising the sum of THREE DOLLARS ($3.00) per square foot of rentable area of the Premises. The Consultant’s Fee plus Harmonized Sales Tax shall be payable upon the earlier of execution of the Lease Document or the date the Tenant occupies the Premises for business purposes.

13.14	Force Majeure Notwithstanding anything to the contrary contained in this Lease, if the Landlord hereto shall be bona fide delayed or hindered in or prevented from the performance of any term, covenant or act required under the said Lease, by reason of strikes, labour troubles, inability to procure materials, or services, failure of power, restrictive governmental laws and regulations, riots, insurrection, sabotage, rebellion, war, act of God, or other reason whether of a like nature or not, not the fault of the party delayed in performing work or doing acts required under the terms of this Lease, then performance of such Term, covenant or act shall be excused for the period of delay and the period for the performance of any such Term, covenant or act shall be extended for a period equivalent to the period of such delay.

13.15	Registration Tenant shall register lease in short form only.

13.16	Limitation of Landlord’s Liability Except in cases of gross negligence or wilful misconduct, if at any time during the Term the Landlord is a partnership, joint venture or co-tenancy, the Tenant shall look solely to the assets of such partnership or joint venture or the co-tenants’ interest in the Centre, whichever shall be the case, for the collection or satisfaction of any money or judgement which the Tenant may recover against the Landlord, and the Tenant shall not look for the collection or satisfaction of any such money or judgement to the personal assets of any person who shall at any time be a partner, joint venturer or co-tenant in or under such partnership, joint venture or co-tenancy.

13.17	Limitation on Length of Term This Lease is entered into subject to the express condition that it is to be effective to create any interest in land only if the provisions of any statute relating to the severance of land or interest in land by conveyance or otherwise (as it may from time to time be amended) are complied with. The Landlord and the Tenant agree, as a separate and distinct agreement, that if pursuant to any statute consent is requisite to the validity of this Lease, either party may apply for such consent and until unconditional consent has been obtained, the Term of this Lease or any renewal thereof shall not extend beyond the period permitted without consent pursuant to any such statute, with no further right on the part of the Tenant to extend the Term, notwithstanding any other provision of this Lease.

13.18	Environment Landlord covenants, warrants and represents, to its commercially reasonable knowledge, the Premises and the Building are free of any friable asbestos-containing materials.

Landlord covenants, warrants and represents, to its commercially reasonable knowledge, the Premises and the Building (including the land there under) do not contain any environmental contaminants (“Toxic Contamination”) of any kind (including PCBs, except for PCBs that are totally contained within light fixtures and exterior transformers).

Without limiting the generality of the obligations of the Landlord as set out elsewhere in this Lease, the Landlord and Tenant agree that the Tenant is subject to the obligations of the Tenant set out in this Article (the “Environmental Obligations”).

In this Article:

(a)	“Hazardous Substance” means any product of waste, contaminant, pollutant, dangerous substance, potentially dangerous substance, noxious substance, toxic substance, hazardous waste, flammable, explosive, radioactive material, chlorofluorocarbons (CFC’s), radon gas, urea formaldehyde foam insulation, asbestos, PCBs, gasoline, fuel oil, and any other substances or materials, and includes any Container (as hereinafter defined), declared or defined, at any time and from time to time, to be or to potentially be hazardous, toxic, contaminants or pollutants in or pursuant to any applicable federal, provincial, municipal or quasi-governmental law, statute, regulation, order, by-law or requirement in force from time to time (collectively, in this Article, “Legislation”) including, without limitation, environmental, land use, building, occupational, or health and safety Legislation, Legislation in respect to demolition of buildings, excavation of soil, building materials and component fixtures and fittings, and storage and disposal of waste or effluent, and Legislation with respect to the maintenance, conversion and replacement of Containers. Notwithstanding the foregoing however, the definition of “Hazardous Substance” shall not include those items which a reasonable tenant of a like nature would use in the ordinary course of business, or in the ordinary maintenance of such a business; and

(b)	“Container” means any equipment, plant, pump, tank, container, receptacle, and any manner, method or procedure, which generates, manufactures, refines, treats, transports, stores, contains, uses, handles, disposes of, transfers, produces or processes Hazardous Substances; and

(c)	“Remove” means to remove any Hazardous Substance from all or part of the Leased Premises and includes, without limitation, the removal, cleanup, treatment, transportation, storing, containment, handling, disposal, transfer and/or processing thereof, and “Removed” and “Removals” have similar meanings.

The Tenant shall not use or permit or suffer the use, directly or indirectly, of all or part of the Leased Premises for any acts or omissions (“Activities”) that are not in compliance with all Legislation and permits granted thereunder. It shall be the responsibility of the Tenant to obtain all permits necessary for the use of the Hazardous Substances on the Leased Premises.

The Tenant shall:

(i) Ensure that all construction work which is the responsibility of the Tenant under this Lease will comply with all Legislation and without limiting the generality thereof will ensure that anyone working with Hazardous Substances is, where necessary, duly qualified, accredited and registered with all bodies having jurisdiction thereover; and

(ii) Ensure that all construction work which is the responsibility of the Tenant under this Lease, will comply with all Legislation; and

(iii) Remove at its sole cost and risk any Hazardous Substances not stored in a Container kept in accordance with all Legislation. If any such Hazardous Substance is not removed forthwith by the Tenant, the Landlord shall be entitled but shall not be obligated, to remove same on the Tenant’s behalf and the Tenant shall reimburse the Landlord for the reasonable cost thereof together with administrative costs equal to fifteen (15%) percent of such costs to the Landlord. The Tenant shall also notify the Landlord if the Tenant receives notice of any violation or alleged violation of any Legislation or that any administrative order is made or is proposed to be made against the Tenant or the Landlord or in respect of any part of the Leased Premises or the Centre in which the Leased Premises is located with respect to any Hazardous Substance and otherwise ensure that the entire premises comply with all Legislation with respect to Hazardous Substances.

In the event of a material violation of Legislation of a significant release of a noxious substance on or from the Leased Premises, or of the discovery of an environmental condition requiring response which violation, release, or environmental condition is due to the negligence, wilful misconduct, or illegal action of the Tenant, its agents, employees, or invitees, the Landlord shall (in all cases, acting reasonably) have the right to enter the Leased Premises, to supervise and approve any actions taken by the Tenant to address the material violation, release or environmental condition; and in the event the Tenant fails to lawfully address such violation, release, or environmental condition, the Landlord may perform, at the Tenant’s reasonable expense and without unreasonable interference with the Tenant’s business activity, any lawful actions necessary to address the material violation, significant release, or environmental condition.

The provisions set out in this Clause shall survive the expiration or earlier termination of the Term of this Lease.

The Tenant will cooperate with the Landlord and will, at any reasonable time, allow Landlord and Landlord’s representatives reasonable access to any Tenant’s records with respect to the Premises for environmental inspection purposes. The Tenant will make reasonably available its personnel to respond to reasonable interview questions posed by Landlord, Landlord’s representatives, or an environmental consultant.

13.19	Recycling The Tenant covenants and agrees, at its sole cost and expense, to comply with all present and future laws, orders, and regulations of all provincial, federal, municipal, and local governments, departments, commissions, and boards regarding the collection, sorting, separation, and recycling of waste products, garbage, refuse, and trash. Tenant shall sort and separate such waste products, garbage, refuse, and trash into such categories as provided by law.. Each separately sorted category of waste products, garbage, refuse, and trash shall be placed in separate receptacles reasonably approved by the Landlord. Such separate receptacles may, at the Landlord’s option, be removed from the Premises in accordance with a collection schedule prescribed by law. Also, Landlord, upon reasonable notice to Tenant and provided Tenant fails to respond to such notice within three (3) business days, shall sort and separate all waste products, garbage, refuse and trash and charge the Tenant all reasonable costs involved in such recycling.

The Landlord reserves the right to refuse to collect or accept from the Tenant any waste products, garbage, refuse, or trash that is not separated and sorted as required by law, and to require the Tenant to reasonably arrange for such collection at the Tenant’s sole cost and expense, utilizing a contractor reasonably satisfactory to the Landlord. Except in cases of the Landlord’s negligence or wilful misconduct, the Tenant shall pay all reasonable costs, expenses, fines, penalties, or damages that may be imposed on the Landlord or the Tenant by sole reason of the Tenant’s failure to comply with the provisions of this section 13.19, and, at the Tenant’s sole cost and expense and subject to the Indemnification Obligations of each party, shall indemnify, defend, and hold the Landlord harmless (including legal fees and expenses) from and against any actions, claims, and suits arising from such noncompliance, utilizing counsel reasonably satisfactory to the Landlord.

13.20	No Exclusive The Tenant does not have the benefit of an exclusive-use restriction and nothing in the Lease will be implied to give the Tenant the benefit of one, even where other tenants in the Building or the Centre may compete with the Tenant’s business.

13.21	Shorter Statute of Limitations Except with regards to any indemnification obligations herein, any claim, demand, right, or defense by a party that arises out of this Lease or the negotiations that preceded this Lease shall be barred unless the party commences an action thereon, or interposes a defense by reason thereof, within two years after the date of discovery of the inaction, omission, event, or action that gave rise to such claim, demand, right, or defense.

Each party acknowledges and understands, after having consulted with its legal counsel, that the purpose of the above paragraph is to shorten the period within which the party would otherwise have to raise such claims, demands, rights, or defenses under applicable laws.

13.22	No Presumption against Drafter The Landlord and the Tenant understand, agree, and acknowledge that this Lease has been freely negotiated by both parties; and that, in any controversy, dispute, or contest over the meaning, interpretation, validity, or enforceability of this Lease or any of its terms or conditions, there shall be no inference, presumption, or conclusion drawn whatsoever against either party by virtue of that party having drafted this Lease or any portion thereof.

13.23 Indemnifier Deleted in its entirety.

ARTICLE 14.00 NOTICE

14.01	Notice

(a)	Any written notice or demand to be given by the Tenant to the Landlord pursuant to this Lease shall be served upon the Landlord personally or sent by registered mail or by courier service to the Landlord, Attention: The President, 115 King Street, Stellarton, Nova Scotia, B0K 1S0, or to the address as designated by the Landlord from time to time in writing with a copy to the Comptroller and the Property Administration Office.

(b)

Any written notice or demand to be given by the Landlord to the Tenant pursuant to this Lease shall be served upon the Tenant personally or sent by registered mail or by courier service to the Tenant at the Premises or to the Tenant at such other address as the Tenant may designate from time to time in writing. In any event, a copy of such notice or demand shall also be simultaneously sent by registered mail to the Tenant, Attention: General Counsel, 411 108th Ave NE, Ste 1400, Bellevue, WA 98004.

(c)	Any notice served hereunder by registered mail or by courier service shall, except for delays caused by interruption of postal or courier service through strikes or lockouts, be deemed delivered on the second business day following mailing or delivery to the courier service.

Signing Page Immediately Follows.

IN WITNESS WHEREOF the parties hereto have executed this indenture by affixing their corporate seals by their authorized officers in that behalf, or by the Tenant’s signature hereto, as at the date first above written.

SIGNED, SEALED AND DELIVERED
in the presence of

CROMBIE DEVELOPMENTS LIMITED
(the “Landlord”)

Witness

DS DISTRIBUTION CANADA LIMITED
(the “Tenant”)

Witness

SCHEDULE "B"

LEGAL DESCRIPTION

ALL that certain lot, piece or parcel of land situate, lying and being in the City of Halifax, bounded by Duke Street, Market Street, Cogswell Street and Barrington Street, as shown bordered in red on plan entitled, "Scotia Square Boundary of Stages 2,3,4,5,6,7,8 and 9", dated January 26, 1970, and being on file in the office of the City Engineer for the City of Halifax, at City Hall, Halifax as Plan NO. TT-10-17910; the said land being more particularly described as follows:

BEGINNING at a point on the western official street line of Barrington Street distant northwardly ten feet (10') from the point of intersection of the said western official street line of Barrington Street and the official northern street line of Duke Street.

THENCE southwestwardly by an internal angle of one hundred and thirty-four degrees fifty-four minutes fifteen seconds (134°54'15") to the aforesaid western official street line of Barrington Street, for a distance of fourteen feet and fourteen hundredths of a foot (14.14') to the said official northern street line of Duke Street;

THENCE westwardly along the said proposed northern street line of Duke Street for a distance of two hundred twenty-six feet and seventy-four hundredths of a foot (226.74');

THENCE westwardly by a deflection angle to the right of seven degrees seven minutes thirty seconds (07°07'30") for a distance of eighty feet and sixty-three hundredths of a foot (80.63');

THENCE westwardly by a deflection angle to the left of seven degrees seven minutes thirty seconds (07°07'30") for a distance of eighty-one and ninety-four hundredths of a foot (81.94');

THENCE southwestwardly by a deflection angle to the left twelve degrees forty-eight minutes fifteen seconds (12°48'15") for a distance of forty-five feet and twelve hundredths of a foot (45.12');

THENCE westwardly by a deflection angle to the right of twelve degrees forty-eight minutes fifteen seconds (12°48'15") for a distance of twenty-three feet (23');

THENCE northwestwardly by an internal angle of one hundred thirty-five degrees thirty-six seconds (135°00'36") to the said official northern street line of Duke Street for a distance of fourteen feet and fourteen hundredths of a foot (14.14') to the official eastern street line of Market Street;

THENCE northwardly along the said proposed eastern street line of Market Street for a distance of eight hundred seventy-nine feet and twenty-eight hundredths of a foot (879.28') to the official southern street line of Cogswell Street;

THENCE eastwardly along the said proposed southern street line of Cogswell Street for a distance of one hundred eighty-nine feet and ninety-six hundredths of a foot (189.96') to the beginning of a curve to the right having a radius of one hundred ninety-eight feet and sixty-eight hundredths of a foot (198.68');

THENCE in a generally southeastwardly direction along the said curve to the right having a radius of one hundred ninety-eight feet and sixty-eight hundredths of a foot (198.68') being the official southwestern street line of Cogswell for a distance of one hundred seventy-three feet and ninety-six hundredths of a foot (173.96') to the end of the aforesaid curve to the right having a radius of one hundred ninety-eight feet and sixty-eight hundredths of a foot (198.68');

SCHEDULE “C”

1.00	LANDLORD’S WORK

1.01	The Premises shall be turned over to the Tenant on an “as-is, where-is” basis with the following leasehold improvements performed and completed by the Landlord on or before March 31, 2011:

(a)	Existing Architect & Engineering Drawings & Specifications: “Ás-is, Where-is”.

(b)	HVAC: Primary system distributed and zoned consistent with the Premises in accordance with Tenant’s final design criteria and of adequate capacity to fulfil the solar loads, people loads of one person per 100 square feet, lighting load of 1.5 watts per usable square foot, and equipment power loads of 3.0 watts per usable square foot (excluding power requirements for any of the Building’s equipment). Separate zoning should also be provided for each area with different thermal characteristics. System shall have an economizer cycle. System must meet these temperature requirements: Summer 75 degrees F (+/- 2 degrees) with 55% relative humidity, Winter 72 degrees F (+/- 2 degrees) with 30% relative humidity; Fresh outdoor air ventilation to provide minimum 20 CFM per person. System shall also be distributed and zoned to provide separate 24/7 cooling to Tenant’s server room based on Tenant’s requirements to be provided and approved by the Landlord, such approval not to be unreasonably withheld. Water for cooling to be separately metered at the Tenant’s sole expense and responsibility, and paid for by the Tenant.

Washroom’s: The Landlord shall upgrade the men’s and women’s washrooms on the floor, to the Landlord’s standard base building finishes.

Ceiling: The Landlord shall supply and install ceiling tiles throughout the Premises to replace any of those existing that are damaged or broken as of the date of actual occupancy.

Lighting: The Landlord shall supply and install building standard lighting fixtures throughout the Premises to replace any of those existing that are damaged or broken as of the date of actual occupancy.

Window Coverings: Building standard roller blinds with 95% reduction of light penetration, to be supplied and installed by Landlord on all exterior windows.

Fire & Safety Systems: Landlord to provide and install all required fire hose cabinets and all other life safety systems in accordance with Building Codes as it presently exists.

Corridors & Elevators: Complete common area corridors and elevator lobby upgrades based on a standard to be mutually agreed upon, both parties acting reasonably.

Schedule “C”	Page 2

Handicap Access: The main level and exterior access to the Building shall be fully handicap accessible as it presently exists.

2.00	TENANT’S WORK

2.01	Save and except the Landlord’s Work outlined in Article 1.01 of this Schedule “C”, the Tenant Shall Supply to the Premises:

(a)	All internal partitioning, including decorating.

(b)	All electrical and telephone outlets, light switching and the necessary wiring from the electrical room. Minimum light switching 1 switch for each 900 square feet.

(c)	All special air-conditioning, heating and ventilation requirements over and above the Building standard including all operational costs associated therewith.

(d)	All plumbing and mechanical changes, subject to the prior written approval of the Landlord, not to be unreasonably withheld.

(e)	All other special requirements, such as telephone conduit and service, additional or relocation of lighting fixtures and wiring made necessary by the Tenant’s plan, all subject to final approval of the Landlord, not to be unreasonably withheld.

(f)	Supply and installation of electrical and water meters to computers or other specialized equipment.

SCHEDULE “D”

1.00	TAXES

(a)	The Tenant shall pay the Landlord as Additional Rent the “Tenant’s Proportionate Share of taxes”. The “Tenant’s Proportionate Share of taxes” shall be defined as the proportion thereof equal to the product obtained by multiplying such taxes by a fraction the numerator of which is the floor area of the Premises and the denominator of which is the aggregate of all Rentable Space in the Building of which the Premises form a part.

(b)	If taxes increase by reason of any installation made in or upon, or any alterations made in or upon the Premises by the Tenant, the Tenant shall pay the amount of such increase as Additional Rent.

(c)	The Landlord shall determine the appropriate percentage of municipal taxes and fire protection rates payable by the Landlord in respect of the Building and the Lands described in Schedule “B” of the Lease.

SCHEDULE “E”

1.00	OPERATING COSTS

(a)	The Tenant agrees to pay to the Landlord, as Additional Rent, a proportionate share determined in the manner prescribed in this Clause of the Operating Costs of the Building, which the Landlord deems to be applicable to the operation of the Building.

(b)	“Operating Costs” shall, for the purpose of this Clause, include commercially reasonable amounts paid or allocated by the Landlord or by others on behalf of the Landlord for the operation of the Building and for complete maintenance, repair and janitorial services for the Building or components therein and Land or components thereon provided that if the Building is less than one hundred percent (100%) occupied during any part of a calendar year, Operating Costs shall mean the amount obtained by adjusting the actual Operating Costs for such calendar year to a one hundred percent (100%) Building occupancy level, such adjustment to be made by adding to the actual Operating Costs during such calendar year such additional costs as would have been incurred if the Building had been one hundred (100%) percent occupied. Without limiting the generality of the foregoing, Operating Costs shall include (in each case, reasonable costs), without duplication; the costs of all repairs required in the maintenance of the Building, electricity not otherwise chargeable to the Tenant, air-conditioning and window cleaning, all fire, casualty, liability and other insurance, the amount paid under service contracts with independent contractors, salaries, wages and other remuneration and the costs of benefits paid to employees of the Landlord engaged in administering, operating and maintaining the Building the fair market rental value, prevailing from time to time, of space occupied by the Landlord’s agents or employees for administrative, supervisory or management purposes relating to the Building and the Land and all other expenses paid or payable by the Landlord in connection with the operation of the Building but excluding taxes and capital expenditures, excepting those amounts expended of a capital nature, which in the Landlord’s opinion will reduce energy consumption or improve efficiency for the purpose of reducing Operating Costs. Any provision for depreciation on or in respect of the Building, interest on debt or capital retirement of debt and any amounts directly chargeable by the Landlord to any tenant or tenants of the Building or the proceeds realized by the Landlord from any insurance claims made by the Landlord in connection with repairs or rebuilding done by the Landlord, will be excluded in computing Operating Costs.

(c)	There shall be included in Operating Costs, management and/or administration fees equal to fifteen percent (15%) of Clause 1:00 (b) above.

(d)	The Tenant’s Proportionate Share shall be the same proportion of the Operating Costs of the Building which the Landlord reasonably deems to be applicable to the operation of the Building as the total floor area of the Premises bears to the total floor area of the Rentable Space in the Building.

Schedule “E”	Page (2)

(e)	Prior to the beginning of each calendar year or as soon thereafter as possible, the Landlord shall furnish the Tenant with a statement showing an estimate of Operating Costs. The Tenant shall pay to the Landlord the Tenant’s Proportionate Share of the said estimated cost in equal monthly instalments on the first day of each month throughout the calendar year.

(f)	Within a reasonable period of time following the end of each calendar year, the Landlord shall furnish the Tenant with an audited statement of the actual Operating Costs of the Building which the Landlord deems to be applicable to the operation of the Building thereof and the actual amount thereof payable by the Tenant, showing in reasonable detail all information relevant and necessary to the exact calculation and determination thereof. If such amount is greater or less than the payment on account thereof made by the Tenant, adjustments will be made between the parties hereto within thirty (30) days after delivery of such statement.

SCHEDULE “F”

1.00	REGULATIONS

1.01	REFUSE: The Tenant shall keep the Premises free of rubbish and debris at all times and shall provide receptacles for waste and rubbish.

1.02	CLEANLINESS: The Tenant shall leave the Premises in a reasonably tidy condition at the end of each business day to facilitate the performance by the Landlord of the cleaning services referred to in the Lease.

1.03	FIRE PRECAUTIONS: The Tenant shall at all times exercise and take reasonable precautions to protect the Premises against damage by fire or other cause.

1.04	OBSTRUCTIONS: The Tenant shall not encumber or obstruct the hallways, passageways, stairways, elevators, emergency exits or other parts of the Common Areas of the Building or allow the same to be encumbered or obstructed, or used for any purpose other than ingress to and egress from the Premises.

1.05	MERCHANDISE DISPLAY: The Tenant shall not without prior consent in writing keep or display any merchandise in any area of the Building other that the Premises.

1.06	QUIET USE OF PREMISES: The Tenant shall not cause or permit any unusual or objectionable noises or odours to emanate from the Premises of the Building. If the Tenant desires telegraphic or telephonic connections, the Landlord will direct the electricians as to where and how the wires are to be introduced, and without such directions, which will not be commercially unreasonably withheld, no boring or cutting of wires will be permitted. No pipes or electric wires will be permitted which have not been ordered or authorized in writing by the Landlord, provided that such authorization will not be commercially unreasonably withheld.

1.07	PROPER CONDUCT: Any business or other activity carried on by the Tenant which may reasonably harm or tend to harm the business or reputation of the Landlord, or reflect or tend to reflect unfavourably on the operation of the Building as a first class office building shall be immediately discontinued by the Tenant reasonably soon after the request of the Landlord.

1.08	WATER FIXTURES: The toilets, wash basins and other plumbing fixtures shall not be used for any purpose other than those for which they were constructed, and no sweepings, rubbish, rags, or other substances shall be thrown therein. All damages resulting from any misuse of the fixtures shall be borne by the Tenant who, or whose servants, employees, agents, visitors or licensees shall have caused the same.

1.09	BICYCLES, ANIMALS: No bicycles, vehicles or animals or birds of any kind shall be brought into or kept in or about Building or Premises.

Schedule “F”	Page (2)

1.10	USE OF PREMISES: The Premises shall not be used for lodging, for sleeping or for any illegal purpose, and no cooking (except by microwave) shall be done therein without the written consent to the Landlord. No part of the Premises shall be used for manufacturing, for the storage of merchandise, or for the sale of merchandise, goods or property of any kind.

1.11	HAZARDOUS MATERIALS: The Tenant shall not bring or keep upon the Premises any corrosive, inflammable, combustible, explosive, or other hazardous materials.

1.12	LOCKS: The Tenant shall not place any additional locks or bolts of any kind upon any of the doors of the Premises or change any of the existing locks or mechanisms thereof, as supplied by the Landlord.

1.13	BUILDING SECURITY: The Landlord reserves the right to exclude from the Building, at all times except the normal business hours, all persons who do not present a pass to the Building issued by the Landlord at the Tenant’s expense or upon instructions from the Tenant. Each tenant shall be responsible for all persons for whom such passes are issued and shall be liable to the Landlord for all those persons. The Landlord may require such persons to register in books kept by the Landlord when entering and leaving. The Landlord shall be under no responsibility for failure to enforce this regulation.

1.14	TRANSPORTING OF GOODS: The carrying in or out of safes, freight furniture or bulky matter of any description must take place during the hours which the Landlord or its agents may reasonably determine from time to time. The Landlord reserves the right to inspect all freight to be brought into or through the Building and to exclude from the Building all freight which violates any of these regulations, and all damage to the Building occasioned by the Tenant’s handling of such violating freight shall be repaired at the expense of the Tenant. Only hand trucks equipped with rubber tires and sideguards and such other safeguards as the Landlord may require shall be used in the delivery of transportation of goods or materials in the Building.

1.15	SOLICITATION: Canvassing, soliciting and peddling in the Building without the express permission of the Landlord is prohibited and each tenant shall cooperate to prevent the same.

1.16	WORK REQUESTS: The requirements of the tenants of the Building will be attended to only upon application at the office of the Landlord. Building service employees shall not perform any work or do anything outside their regular duties, unless under special instruction from the Landlord.

1.17	WINDOW CLEANING: The Tenant shall permit window cleaners to clean the windows of the Premises during normal business hours.

Schedule “F”	Page (3)

1.18	SALE OF FOOD ITEMS: The Tenant shall not install or permit the installation or use of any additional machine(s) dispensing goods for sale in the Premises of the Building or permit the delivery of any food or beverage to the Premises without the approval of the Landlord or in contravention of any regulations fixed or to be fixed by the Landlord. Only persons authorized by the Landlord shall be permitted to deliver or to use the elevator in the Building for the purpose of delivering food or beverages to the Premises.

1.19	ENCUMBRANCES: Tenants or other occupants shall not encumber the window sills, or any part of the Building or Premises with goods, packages, flower pots or any other articles.

1.20	OBSTRUCTION OF HVAC UNITS: The Tenant shall not place furniture, or other objects so as to impede the air circulation of the Heating Ventilation and Air- conditioning System.

1.21	SMOKING: The Tenant, employees and invitees, shall not be permitted at any time to smoke tobacco products anywhere in the Common Areas of the Building. Common Area includes elevators, elevator lobbies, corridors, washrooms, stairwells, stair landings, interior and exterior building entrances and main building lobby.

1.22	HAZARDOUS WASTE: The Tenant shall not store, warehouse, transport within the Premises any toxic, hazardous chemicals or substances without the prior knowledge and approval of the Landlord. Such chemicals or substances are to be maintained and stored as per “Hazardous Waste and Disposal Act” and any other such precautions as may be now or in the future required by law; failure to strictly comply with such requirements constitutes an event of default allowing the Landlord the right in the Landlord’s sole, commercially reasonable discretion, to exercise any remedy available under the Lease, including terminations of this Lease.

SCHEDULE “G”

RENEWAL

Providing that the Tenant duly and regularly performs each and every of the covenants, provisos and agreements herein contained on the part of the Tenant to be paid, done and performed and subject to receipt of the written request of the Tenant not less than twelve (12) months before the expiration of the said Term and provided that such covenants, provisos, agreements and rents are determined by negotiation prior to the expiry herein, the Landlord will, on the expiration of the Term hereby demised, grant to the Tenant a renewal of Lease for one (1) term of Five (5) years on the Landlord’s then current Lease form, subject to such covenants, provisos, agreements and rents as may be determined by negotiation between the parties. Minimum Rent shall be determined by the then current fair market rate. If the parties cannot agree on the terms of the Renewal by the Termination Date this Renewal is null and void. Any broker services retained by the Tenant for the purpose of renewing this Lease shall be paid by the Tenant to the complete exoneration of the Landlord.

SCHEDULE “H”

LEASEHOLD ALLOWANCE

The Landlord agrees to pay to the Tenant, an amount equal to ($20.00) Twenty dollars and zero cents per square foot of the Floor Area of the Premises (excluding GST or any other tax imposed including but not limited to any Harmonized Sales Tax levied under the Excise Tax Act of Canada) (the “Leasehold Allowance”). Said amount to be used by the Tenant to pay for the construction of the leasehold improvements of the Premises outlined under the heading “Tenant’s Work” in Schedule “C” herein, which when installed in the Premises become the property of the Landlord and the Tenant will not use said Leaseholds to secure financing for the Tenant. Said amount shall be due and payable by the Landlord to the Tenant during the original Term of the Lease. In the event the Tenant’s leasehold improvements do not require the full amount of the Leasehold Allowance, the excess funds can be used to offset the payment of Minimum and Additional Rent from the Commencement Date until exhausted, upon written direction by the Tenant. The Landlord has the right to offset the Leasehold Allowance against arrears on the Tenant’s account. The following must be completed prior to payment being processed:

(i)	the Tenant has sent the Landlord receipted invoices for work done to the Premises;

(ii)	the applicable Mechanic’s Lien or Construction Lien period has ended, and no lien has been registered;

(iii)	the Tenant has sent an invoice to the Landlord for the Allowance amount and GST or any other tax imposed including but not limited to any Harmonized Sales Tax levied under the Excise Tax Act of Canada.

(iv)	the Tenant’s Tax Registration number under the Excise Tax Act of Canada is on the invoice;

(v)	a Statutory Declaration is completed by the Tenant to confirm that the Tenant’s contractors have been paid;

(vi)	the Lease is fully executed by both parties;

(vii)	the Tenant is not in default under this Lease;

(viii)	the Tenant is open for business to the public;

(ix)	the Tenant’s account is paid up-to-date.

(x)	Tenant Work under Schedule “C” is complete and there are no construction deficiencies in the Premises.

It is agreed and understood that the Tenant, at the Tenant’s option, shall have the right to complete its Tenant’s Improvements between November 1, 2010 and March 31, 2011 or thereafter, subject to approval from Nova Scotia Power Incorporated, and upon completion, the Tenant, shall have the right to receive payment of the Leasehold Allowance subject to completion of items (i) through (x) herein.

The Landlord, at the Tenant’s option, agrees to manage Tenant’s Improvements based on an administration fee of 10%.